SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐
Check the appropriate box:
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Preliminary proxy statement
☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
CITIZENS EFFINGHAM BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
Payment of filing fee (Check the appropriate box):
☐ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
$181.22

(2) Form, Schedule or Registration Statement no.:
Schedule 13E-3

(3) Filing Party:
Citizens Effingham Bancshares, Inc.

(4) Date Filed:
September 30, 2005

CITIZENS EFFINGHAM BANCSHARES, INC.
802 South Laurel Street
Springfield, Georgia 31329
(912) 754-0754
August 10, 2006
Dear Shareholder:
     You are cordially invited to attend the special meeting of shareholders, which will be held at 5:30 p.m. on September 12, 2006, at 802 South Laurel Street, Springfield, Georgia 31329. I hope that you will be able to attend the meeting, and I look forward to seeing you.
     At the meeting, shareholders will vote on a proposed amendment to our articles of incorporation (the “Articles of Amendment”). The Articles of Amendment provide for the reclassification of shares (the “Reclassification”) of our common stock held by shareholders who are the record holders of 500 or fewer shares of common stock into shares of preferred stock, on the basis of one share of preferred stock for each share of common stock held by such shareholders. All other shares of common stock will remain outstanding and be unaffected by the Reclassification.
     The primary effect of the Reclassification will be to reduce our total number of record holders of common stock to below 300. As a result, we will terminate the registration of our common stock under federal securities laws, which will allow us to realize significant cost savings resulting from the termination of our reporting obligations under the Securities Exchange Act of 1934 (the “Securities Exchange Act”).
     Shareholders who receive preferred stock as a result of the Reorganization will also receive cash compensation in the amount of $0.50 per share. Generally, the preferred stock has limited voting rights, a dividend and liquidation preference to our common stock, and participates equally with the common stock on a sale or change in control of the Company. Holders of the preferred stock will be able to vote their stock only in the event of a change of control of the Company. After the Reclassification, all shareholders will lose the benefit of holding registered securities, and the preferred stock may be even less liquid than our common stock.
     Our principal reasons for effecting the Reclassification are the estimated direct and indirect cost savings of over $100,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.
     Our shareholders are entitled to statutory dissenters’ rights with respect to the Reclassification. If our shareholders approve the proposed Articles of Amendment, shareholders who elect to dissent from approval of the Articles of Amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders. The exercise of dissenters’ rights is the only way to receive cash for your shares. To initiate the exercise of dissenters’ rights, a shareholder must deliver written notice of intent to demand payment for his or her shares prior to the shareholder vote on the Reclassification and not vote in favor of the Reclassification. While we do not currently have an estimate of the fair value of our common stock, in the event that shareholders exercise dissenters’ rights, we may determine the fair value by reference to the price paid in recent trades of our common stock. The last known trade of our stock prior to this proxy statement occurred on May 24, 2006 for $50.00 per share. Alternatively, we may hire an expert to render an appraisal of the value of our common stock as of the effective date of the Reclassification.

     We plan to effect the Reclassification by filing the Articles of Amendment as soon as possible after we obtain shareholder approval to do so. This date will also serve as the record date for determining the ownership of shares for purposes of the Reclassification.
     The board of directors has established August 4, 2006 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by September 8, 2006. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.
     The board of directors has determined that the Reclassification is fair to Citizens Effingham’s unaffiliated shareholders and has voted in favor of the approval of the Articles of Amendment. On behalf of the board of directors, I urge you to vote FOR approval of the Articles of Amendment.
Sincerely,
/s/ Harry H. Shearouse
President and Chief Executive Officer

CITIZENS EFFINGHAM BANCSHARES, INC.
802 South Laurel Street
Springfield, Georgia 31329
(912) 754-0754
NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 12, 2006
     The special meeting of shareholders of Citizens Effingham Bancshares, Inc. will be held at 5:30 p.m. on September 12, 2006, at 802 South Laurel Street, Springfield, Georgia 31329, for the following purposes:
(1)	To vote on a proposed amendment to the articles of incorporation (the “Articles of Amendment”) of Citizens Effingham, which provides for the reclassification of shares (the “Reclassification”) of Citizens Effingham common stock held by shareholders who are the record holders of 500 or fewer shares of common stock into shares of Citizens Effingham Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders, plus cash compensation in the amount of $0.50 per share. The text of the Articles of Amendment is set forth in Appendix A to the enclosed proxy statement; and

(2)	To transact any other business as may properly come before the meeting or any adjournment of the meeting.
     The board of directors recommends that you vote FOR the above proposal.
     Citizens Effingham’s shareholders are entitled to statutory dissenters’ rights with respect to the Reclassification. If Citizens Effingham’s shareholders approve the proposed Articles of Amendment, shareholders who elect to dissent from approval of the Articles of Amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code (the “Georgia Code”) regarding the rights of dissenting shareholders. We have attached a copy of Article 13 of the Georgia Code as Appendix B to the accompanying proxy statement.
     The board of directors has set the close of business on August 4, 2006 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.
     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.
     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.
By Order of the Board of Directors,
/s/ Harry H. Shearouse
President and Chief Executive Officer
August 10, 2006

CITIZENS EFFINGHAM BANCSHARES, INC.
802 South Laurel Street
Springfield, Georgia 31329
(912) 754-0754

PROXY STATEMENT
For Special meeting of Shareholders
To Be Held on September 12, 2006

     The board of directors of Citizens Effingham Bancshares, Inc. (“Citizens Effingham” or the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the special meeting of shareholders. At the meeting, shareholders will be asked to vote on a proposed amendment to our articles of incorporation (the “Articles of Amendment”) providing for the reclassification of certain shares (the “Reclassification”) of the Company’s common stock into preferred stock. Because the Securities and Exchange Commission (“SEC”) rules classify it as a “Rule 13e-3 Transaction,” we will sometimes use that term in referring to the Reclassification.
     The Reclassification is designed to reduce the number of Citizens Effingham common shareholders of record to below 300, which will allow us to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The board has determined that it is in the best interests of Citizens Effingham and our shareholders to effect the Reclassification because the Company will realize significant cost savings as a result of the termination of our reporting obligations under the Securities Exchange Act.
     In the Reclassification, shareholders who are the record holders of 500 or fewer shares of Citizens Effingham common stock, $1.00 par value, will receive one share of Citizens Effingham Series A Preferred Stock, $1.00 par value, for each share of common stock they own on the effective date of the Reclassification. All other shares of Citizens Effingham common stock will remain outstanding and will be unaffected by the Reclassification.
     Shareholders who receive preferred stock as a result of the Reorganization will also receive cash compensation in the amount of $0.50 per share. Generally, the preferred stock has limited voting rights, a dividend and liquidation preference to our common stock, and participates equally with the common stock on a sale or change in control of the Company. Holders of the preferred stock will be able to vote their stock only in the event of a change of control of the Company. After the Reclassification, all shareholders will lose the benefit of holding registered securities, and the preferred stock may be even less liquid than our common stock.
     Our shareholders are entitled to statutory dissenters’ rights with respect to the Reclassification. If our shareholders approve the proposed Articles of Amendment, shareholders who elect to dissent from approval of the Articles of Amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders. The exercise of dissenters’ rights is the only way to receive cash for your shares. To initiate the exercise of dissenters’ rights, a shareholder must deliver written notice of intent to demand payment for his or her shares prior to the shareholder vote on the Reclassification and not vote in favor of the Reclassification. While we do not currently have an estimate of the fair value of our common stock, in the event that shareholders exercise dissenters’ rights, we may determine the fair value by reference to the price paid in recent trades of our common stock. The last known trade of our stock prior to this proxy statement occurred on May 24, 2006 for $50.00 per share. Alternatively, we may hire an expert to render an appraisal of the value of our common stock as of the effective date of the Reclassification.

     This proxy statement provides you with detailed information about the proposed Reclassification. We encourage you to read this entire document carefully.
     The board of directors has determined that the Reclassification is fair to Citizens Effingham’s unaffiliated shareholders and has approved the Articles of Amendment. The Reclassification cannot be completed, however, unless the Articles of Amendment are approved by the holders of a majority of the votes entitled to be cast on the proposal to approve the Articles of Amendment. The current directors and executive officers of Citizens Effingham beneficially own approximately 22.10% of the outstanding shares and have indicated that they intend to vote their shares in favor of the Articles of Amendment.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Reclassification or the transactions contemplated thereby or has determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Reclassification or the transactions contemplated thereby, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.
     The date of this proxy statement is August 10, 2006. We first mailed this proxy statement to the shareholders of Citizens Effingham on or about that date.

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SUMMARY TERM SHEET
     The following is a summary of the material terms of the Articles of Amendment. More detailed information regarding all the topics discussed in this summary appears elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.
❖	Structure of the Reclassification. The Articles of Amendment provide for the Reclassification of shares of Citizens Effingham common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders who are the record holders of 500 or fewer shares of Citizens Effingham common stock will receive one share of Series A Preferred Stock for each share of Citizens Effingham common stock they own on the effective date of the Reclassification. All other shares of Citizens Effingham common stock will remain outstanding and will be unaffected by the Reclassification.

Shareholders who receive preferred stock as a result of the Reorganization will also receive cash compensation in the amount of $0.50 per share. Generally, the preferred stock has limited voting rights, a dividend and liquidation preference to our common stock, and participates equally with the common stock on a sale or change in control of the Company. Holders of the preferred stock will be able to vote their stock only in the event of a change of control of the Company. After the Reclassification, all shareholders will lose the benefit of holding registered securities, and the preferred stock may be even less liquid than our common stock.

Our shareholders are entitled to statutory dissenters’ rights with respect to the Reclassification. If our shareholders approve the proposed Articles of Amendment, shareholders who elect to dissent from approval of the Articles of Amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders. The exercise of dissenters’ rights is the only way to receive cash for your shares. To initiate the exercise of dissenters’ rights, a shareholder must deliver written notice of intent to demand payment for his or her shares prior to the shareholder vote on the Reclassification and not vote in favor of the Reclassification. While we do not currently have an estimate of the fair value of our common stock, in the event that shareholders exercise dissenters’ rights, we may determine the fair value by reference to the price paid in recent trades of our common stock. The last known transaction in our common stock prior to this proxy statement was at $50.00 per share, which took place on May 24, 2006. Alternatively, we may hire an expert to render an appraisal of the value of our common stock as of the effective date of the Reclassification.

See page 40 for additional information.

❖	Terms of the Series A Preferred Stock to be Issued in the Reclassification. Our board has designated 100,000 shares of our authorized preferred stock as Series A Preferred Stock. The terms of the Series A Preferred Stock provide as follows:
•	Voting Rights: Unlike the common stock, the Series A Preferred Stock will not have voting rights, except under very limited circumstances Holders of preferred stock are entitled to vote only upon proposals for a consolidation or merger of the Company, a share exchange, or a sale, lease, exchange or transfer of all or substantially all of the Company’s assets (a “Change in Control”) and upon which holders of our common stock are entitled to vote. For those matters on which holders of preferred stock are entitled to vote, such holders have the right to one vote for each share held, and are entitled to receive notice of any shareholders’

meeting held to act upon such matters in accordance with the bylaws of Citizens Effingham. When voting on a proposed Change in Control, the holders of preferred stock vote together with the holders of common stock and not as a separate class.

•	Rank: The preferred stock ranks senior to our common stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The relative rights and preferences of the preferred stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the board of directors. The preferred stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

•	Dividend Rights: Holders of preferred stock are entitled to a preference in the distribution of dividends, when and if declared and paid by Citizens Effingham, so that holders of the preferred shares are entitled to receive dividends in an amount not less than that paid on common shares prior to the receipt of dividends by the holders of common stock. Citizens Effingham is not required to pay any dividends on the preferred stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Citizens Effingham will not accumulate to future periods and will not represent a contingent liability of Citizens Effingham . In 2004, Citizens Effingham paid cash dividends of $.50 per share. No dividends were paid in 2003.

•	Perpetual Preferred Stock: The preferred stock is referred to as perpetual preferred stock. Under the banking laws, this is defined as preferred stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

•	Conversion Rights: The shares of preferred stock automatically convert to shares of common stock upon a Change in Control, with each share of preferred stock convertible into one share of common stock.

•	Liquidation Rights: Holders of preferred stock are entitled to a preference in the distribution of assets of Citizens Effingham in the event of any liquidation, dissolution or winding-up of Citizens Effingham, whether voluntary or involuntary, equal to the greater of book value per share or the amount per share to be paid to common shareholders. As of March 31, 2006, the book value per share of Citizens Effingham common stock was $28.00.

•	Preemptive Rights: Holders of preferred stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of Citizens Effingham that may be issued in the future.

•	Antidilution Adjustments: If the number of our outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Citizens Effingham or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the preferred stock.

•	Redemption Rights: Holders of preferred stock have no right to require that Citizens Effingham redeem their shares.

See page 50 for more information regarding the Series A Preferred Stock.

❖	Series A Preferred Stock Issued in Reliance on SEC Exemption. We are issuing the shares of Series A Preferred Stock without registration under the Securities Act of 1933 in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for solicitation the exchange. We believe that exemption is available to the Reclassification because we are only issuing the Series A Preferred Stock to our holders of common stock , and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange. See page 42 for additional information.

❖	Determination of Shares “Held of Record.” Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, the Reclassification is based on shares held of record without regard to the ultimate control of the shares. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually; as a joint tenant with someone else; as trustee; and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

As a result, a single shareholder with more than 500 shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold 500 or fewer shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing more than 500 shares, or acquire additional shares from other shareholders prior to the effective date of the Reclassification. Additionally, a shareholder who holds 500 or fewer shares of common stock through a broker may be unaffected by the Reclassification if the broker holds an aggregate of more than 500 shares.

❖	Effects of the Reclassification on Shareholders. See “Special Factors—Effects of the Reclassification on Affiliates” on page 22 and “—Information Applicable to Shareholders Generally” on page 23 for additional information about the effects of the Reclassification on shareholders, including:

For shareholders who retain their shares in the Reclassification:
•	decreased liquidity in Citizens Effingham’s common stock;

•	decreased access to publicly available information about Citizens Effingham;

•	a reduction in book value; and

•	a slight increase in their respective percentage ownership of our common stock.
For shareholders receiving Series A Preferred Stock in the Reclassification:
•	receipt of one share of Series A Preferred Stock plus cash compensation in the amount of $0.50 per share in exchange for each share of Citizens Effingham common stock;

•	loss of their voting interest in Citizens Effingham, except in the event of a change in control of the Company;

•	a greater decreased liquidity in Citizens Effingham’s preferred stock as compared to the common stock; and

•	decreased access to publicly available information about Citizens Effingham.
     Additional effects on affiliated shareholders (directors, executive officers and 10% shareholders):
w	elimination of individual reporting obligations under federal securities laws;

w	elimination of a “safe harbor” for dispositions of their shares under federal securities laws; and

w	slight consolidation of management ownership (from approximately 22.10% to 25.11% of shares outstanding).
❖	Effects of the Reclassification on Citizens Effingham. As a result of the Reclassification:
w	Our number of common shareholders of record, measured as of May 30, 2006, will be reduced from approximately 425 to approximately 155, and the number of outstanding shares of Citizens Effingham common stock will decrease from approximately 512,000 to approximately 441,680, resulting in a decrease in the number of shares that will be available for purchase and sale in the market

w	We estimate that approximately 70,320 shares of Series A Preferred Stock will be issued in connection with the Reclassification.

w	We will be entitled to terminate the registration of our common stock under the Securities Exchange Act, which will mean that we will no longer be required to file reports with the SEC or be classified as a public company;

w	We will eliminate the direct and indirect costs and expenses associated with our registration under the Securities Exchange Act, which we estimate will be approximately $100,000 on an annual basis.

w	We estimate that professional fees and other expenses related to the Reclassification will be approximately $80,000, which we intend to pay with existing working capital. This does not include the $.50 per share payment to those shareholders receiving Series A Preferred Stock in connection with the Reclassification.

w	Basic earnings per share on a pro forma basis will be $1.42 per share on a historical basis and on a pro forma basis for the three months ended March 31, 2006 and will decrease from $4.79 to $4.64 for the year ended December 31, 2005. Diluted earnings per share for the three months ended March 31, 2006 and for the year ended December 31, 2005 are the same as basic earnings per share.

w	Book value per common share will remain on a pro forma basis $24.16 as of March 31, 2006 and will remain $22.87 as of December 31, 2005.

w	The percentage ownership of Citizens Effingham common stock beneficially owned by its executive officers and directors as a group will increase from approximately 22.10% to 25.71%.

See page 20 for a more detailed description of these effects and the effects of the Reclassification on our affiliates and shareholders generally, including those receiving Series A Preferred stock and those retaining common stock.

❖	Reasons for the Reclassification. Our principal reasons for effecting the Reclassification are:
w	the direct and indirect cost savings of over $100,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

w	our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

w	the Reclassification, as opposed to a cash-out transaction, gives all shareholders the right to retain their financial interest in Citizens Effingham and to benefits derived from the cost savings relative to the going private transaction.

See page 19 for more detailed information.
❖	Fairness of the Reclassification or Going Private Transaction. Based on a careful review of the facts and circumstances relating to the going private transaction, our board of directors believes that the terms and provisions of the Rule 13e-3 Transaction and the Series A Preferred Stock are substantively and procedurally fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Rule 13e-3 Transaction and to our unaffiliated shareholders who will retain their shares. Our board of directors unanimously approved the Rule 13e-3 Transaction and recommends that shareholders vote in favor of the Rule 13e-3 Transaction. In the course of determining that the Rule 13e-3 Transaction is fair to and is in the best interests of our unaffiliated shareholders who will continue to hold shares of common stock as well as those shareholders whose shares of common stock will be reclassified into shares of Series A Preferred Stock, the board of directors considered a number of positive and negative factors affecting these groups of shareholders. These factors include:
w	All shareholders will continue to hold an equity interest in Citizens Effingham , and no shareholder will be forced to involuntarily liquidate his or her equity interest in Citizens Effingham;

w	Basic earnings per share will be $1.42 per share on a historical basis and on a pro forma basis for the three months ended March 31, 2006 and will decrease 3.1% from $4.79 on a historical basis to $4.64 on a pro forma basis for the year ended December 31, 2005. Diluted earnings per share for the three months ended March 31, 2006 and for the year ended December 31, 2005 are the same as basic earnings per share.

w	The Reclassification should not be a taxable event for any shareholders, except for tax on the $0.50 per share cash payment to be received by those receiving Series A Preferred Stock;

w	The advantages and disadvantages of the rights, preferences and limitations of the Series A Preferred Stock are comparable to the relative rights of our common stock. For example, while Series A Preferred Stock will not have voting rights, except in conjunction with a change of control of Citizens Effingham, it will have both a dividend and liquidation preference over our common stock, and shareholders receiving Series A Preferred Stock will also receive a cash payment in the amount of $0.50 per share; and

w	Any shareholder may liquidate his or her shares of common stock at fair value through the exercise of dissenters’ rights.

w	Shareholders receiving Series A Preferred Stock will not have voting rights except in the event of a Change in Control of the Company. Therefore, they will not be entitled to vote in the election of directors or any other matter to be decided by the shareholders (except in the event of a Change in Control of the Company).
     See page 25 for more detailed information regarding the fairness of the Rule 13e-3 Transaction.
❖	Effectiveness of the Reclassification. The Reclassification will not be effected unless and until Citizens Effingham’s shareholders approve the Articles of Amendment. Assuming this occurs, as shortly thereafter as is practicable, Citizens Effingham will file the Articles of Amendment with the Georgia Secretary of State and thereby effect the Reclassification. We anticipate that the Reclassification will be effected in the third quarter of 2006. See page 40 for more detailed information.

❖	Effect of the Reclassification on Outstanding Options. Outstanding options will not be affected by the Reclassification. See page 40 for additional information.

❖	Dissenters’ Rights. Citizens Effingham shareholders are entitled to dissent from the Reclassification. If you dissent from the Reclassification, you are entitled to the statutory rights and remedies of dissenting shareholders provided in Article 13 of the Georgia Business Corporation Code as long as you comply with the procedures of Article 13. Article 13 provides that a dissenting shareholder is entitled to receive cash in an amount equal to the “fair value” of his or her shares. To perfect dissenters’ rights under Article 13 of the Georgia Business Corporation Code, among other things, you must give Citizens Effingham notice of your intent to dissent from the Reclassification prior to the vote of the shareholders at the special meeting and you must not vote your shares in favor of the Reclassification. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the Plan and will not be entitled to assert dissenters’ rights. If you give notice of your intent to dissent, within ten days after the effective date of the Reclassification, Citizens Effingham will send you a notice telling you where to send your demand for payment and where to deposit your certificate for shares. Generally, under Article 13 of the Georgia Code, Citizens Effingham will make an initial offer of payment to dissenting shareholders, if any, of an amount it estimates to be the “fair value” of the common stock. If a dissenting shareholder believes the payment offer is less than the fair value of the common stock, he or she may notify Citizens Effingham of his or her estimate of fair value. If Citizens Effingham and the dissenting shareholder cannot settle the amount of fair value, fair value will be determined in a court proceeding in the Superior Court of Effingham County. See page 42 and Appendix B for additional information regarding procedures for asserting dissenters’ rights and the determination of “fair value” of the common stock.

❖	Fair Value of Shares. Shareholders who perfect their statutory right to dissent from the Reclassification will, as provided in Article 13 of the Georgia Business Corporation Code, which provides that a dissenting shareholder is entitled to receive cash in an amount equal to the “fair value” of his or her shares. The “fair value” means the value of the shares immediately before the effective date of the Reclassification, excluding any appreciation or depreciation in anticipation of the Reclassification. While we do not currently have an estimate of the fair value of our common stock in the event that shareholders exercise dissenters’ rights, we may determine the fair value of their shares by reference to the price paid in recent trades of our common stock.

Please note that the last known trade of our common stock occurred on May 24, 2006 and was for $50.00 per share. Alternatively, we may hire an expert to render an appraisal of the value of our common stock as of the effective date of the Reclassification.
Assuming all shareholders receiving Series A Preferred Stock were to dissent, we estimate the total payment to dissenting shareholders would be $3,516,000. This estimate is based on a payment of $50.00 per share, which was the sale price for the common stock in a trade occurring on May 24, 2006, the last known transaction in the Company’s common stock prior to this proxy statement. In the unlikely event that this were to occur, Citizens Effingham would still complete the Reclassification and would fund the purchase of the shares with available working capital and a correspondent bank loan.
Currently, Citizens Effingham has existing working capital (including funds available for dividend payments from the Bank) available to fund up to $2,000,000 in legal expenses and payments to dissenting shareholders and could borrow any additional funds needed to pay dissenting shareholders. However, Citizens Effingham may abandon this Reclassification at any time prior to the effective date if the board determines that (1) the estimated cost of payments to dissenting shareholders makes the Reclassification inadvisable, or (2) the number of dissenting shareholders reflects a material negative reaction among a significant portion of the shareholders.

IMPORTANT NOTICES
     We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reclassification is effected.
     We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.
     We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reclassification is accomplished. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:
(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.
     The words “we,” “our,” and “us,” as used in this proxy statement, refer to Citizens Effingham and its wholly-owned subsidiary, Citizens Bank of Effingham, collectively, unless the context indicates otherwise.

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We first sent this proxy statement, notice of the special meeting and the enclosed proxy card on or about August 11, 2006 to all shareholders entitled to vote. The record date for those entitled to vote is August 4, 2006. On that date, there were 512,000 shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:	What is the proposed reclassification transaction?

A:	We are proposing that our shareholders approve amendments to our articles of incorporation which provide for the creation of the preferred stock, and the reclassification of shares of common stock held by holders of 500 or fewer shares of common stock into shares of preferred stock on the basis of one share of preferred stock for each share of common stock held by such shareholders.

The purpose of the reclassification transaction is to allow us to terminate our SEC-reporting obligations (referred to as “going private”) by reducing the number of our record shareholders of common stock to less than 300. This will allow us to terminate our registration under the Securities Exchange Act of 1934, as amended, and relieve us of the costs typically associated with the preparation and filing of public reports and other documents.

Q:	What will I receive in the reclassification transaction?

A:	If you own in record name 500 or fewer shares of our common stock on the date of the reclassification, your shares of common stock will automatically be converted into an equal number of shares of preferred stock. You will be asked to turn in your stock certificate for common stock so that we can send to you a certificate for shares of preferred stock. In addition, you will receive a cash payment in the amount of $0.50 per share. If you own in record name more than 500 shares of our common stock on the date of the reclassification transaction, you will not receive any shares of preferred stock for your shares of common stock in connection with the reclassification transaction and will continue to hold the same number of shares of our common stock as you did before the reclassification transaction.

Q.	What are the terms of the preferred stock?

A.	For a description of the terms of the preferred stock, please refer to “Terms of the Series A Preferred Stock to be Issued in the Reclassification Transaction” on page 50.

Q:	Will I have dissenters’ rights in connection with the Reclassification?

A:	Yes. If you wish to dissent from the Reclassification and receive the fair value of your shares in cash, you must provide Citizens Effingham written notice of your intent to dissent prior to the vote of the shareholders at the special meeting and you must not vote your shares in favor of the Reclassification. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the Reclassification and will not be entitled to assert dissenters’ rights. Besides the $0.50 per share payment you will receive along with your certificates for the preferred stock, the exercise of dissenters’ rights is the only way you can receive cash for your shares of stock. While we do not currently have an estimate of the fair value of our common stock, we may determine the fair value by reference to the price paid in recent trades of our stock. The last known transaction of which we are aware occurred on May 24, 2006 for $50.00 per share. Alternatively, we may hire an expert to render an appraisal of the value of our common stock as of the effective date of the Reclassification.

Written notice of intent to dissent should be returned to Citizens Effingham at 802 Laurel Street, Springfield, Georgia 31329, Attention: Harry H. Shearouse, President and Chief Executive Officer.

Please see page 42 and Appendix B for a discussion of dissenters’ rights in connection with the Reclassification.

Q:	Why is 500 shares the “cutoff” number for determining which shareholders will receive preferred stock and which shareholders will remain as common stock shareholders of Citizens Effingham?

A.	The purpose of the reclassification transaction is to reduce the number of our record shareholders to fewer than 300, which will allow us to de-register as an SEC-reporting company, Our board selected 500 shares as the “cutoff’ number in order to enhance the probability that after the reclassification transaction, if approved, we will have fewer than 300 record shareholders.

Q:	May I buy additional shares in order to remain a shareholder of Citizens Effingham?

A:	Yes. The key date for acquiring additional shares is September 15, 2006, the proposed effective date of the transaction. So long as you are able to acquire a sufficient number of shares so that you are the record owner of 500 or more shares by September 15, 2006, you will retain your shares of common stock and will not receive preferred stock in the reclassification transaction.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on September 12, 2006, at 802 South Laurel Street, Springfield, Georgia 31329, at 5:30 p.m. Eastern Time.

Q:	Who may be present at the special meeting and who may vote?

A:	All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of August 4, 2006 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required?

A:	The proposal to approve the Articles of Amendment must receive the affirmative vote of the holders of a majority of the votes entitled to be cast. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Articles of Amendment. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Articles of Amendment.

Q:	What is the recommendation of our board of directors regarding the proposal?

A:	Our board of directors has determined that the Articles of Amendment are fair to our unaffiliated shareholders and that approval is advisable and in the best interests of Citizens Effingham and its shareholders as a whole. Our board of directors has therefore approved the Articles of Amendment and all transactions contemplated thereby and recommends that you vote “FOR” approval of the Articles of Amendment.

Q:	What do I need to do now?

A:	Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting, or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	What if I hold my shares in “street name”?

A:	The reclassification transaction will be effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be reclassified into preferred stock. So for shares held in “street name,” because it is likely that your brokerage firm holds more than 500 shares total, you will not be receiving preferred stock, even if fewer than 500 shares are held on your behalf. If you hold shares in “street name,” you should talk to your broker, nominee or agent to determine how the reclassification transaction will affect you.

Q:	If my shares are held in “street name” by my broker, how will my shares be voted?

A:	Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposal to approve the Articles of Amendment and may be voted at the broker’s discretion on the proposal to elect directors.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust, or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:	If I am receiving Series A Preferred Stock in the Reclassification, when will I get my stock?

A:	After the special meeting and the closing of the transaction, we will mail you instructions on how to exchange your Citizens Effingham common stock certificate(s) for Series A Preferred Stock. After you sign the forms provided and return your stock certificate(s), we will send you your Series A Preferred Stock and your cash payment in the amount of $0.50 per share.

Q:	I do not know where my stock certificate is. How will I get my Series A Preferred Stock?

A:	The materials we will send you will include an affidavit that you will need to sign attesting to the loss of your certificate. We will require that you provide a bond to cover any potential loss to Citizens Effingham.

Q:	What if I have questions about Reclassification or the voting process?

A:	Please direct any questions about the Reclassification or the voting process to our President and Chief Executive Officer, Harry H. Shearouse, at our main office located at 802 South Laurel Street, Springfield, Georgia 31329, telephone (912) 754-0754.

Q:	Why did the Company not seek a fairness opinion?

A:	Because we were not cashing out any shareholders in the transaction (unless a shareholder exercises dissenters’ rights), the board did not obtain any appraisal or independent valuation to determine whether Series A Preferred Stock has the same value as the common stock. For a discussion of the factors considered by the board, see “Background of the Reclassification on page 16

SPECIAL FACTORS
Purpose of the Reclassification
     The primary purpose of the Reclassification is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act. Although we intend to keep our common and preferred shareholders informed as to our business and financial status after the Reclassification, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements. As a secondary matter, it is likely to decrease the administrative expense we incur in connection with soliciting proxies for routine special meetings of shareholders since the preferred stock will have limited voting rights.
     After the Reclassification, we intend to keep our common and preferred shareholders informed about our business and financial condition by delivering annual audited financial statements. Although Georgia law only requires that we deliver annual financial statements to shareholders upon written request, we intend to continue to deliver annual audited financial statements to all shareholders. Moreover, our business operations are primarily conducted through our banking subsidiary, Citizens Bank of Effingham, which is required to file quarterly financial reports with the FDIC. These reports are available online at www.fdic.gov.
     As of May 30, 2006, Citizens Effingham had approximately 425 common shareholders of record, but approximately 86.26% of the outstanding shares as of that date were held by fewer than approximately 160 shareholders. Additionally, of our 425 common shareholders, approximately 270 shareholders hold 500 shares or less and together owned an aggregate of 13.73% of the outstanding shares. As a result, there is a limited market for Citizens Effingham’s shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board of directors and management team;, having these reports reviewed by outside counsel and independent auditors; and documenting our internal controls in preparation for an audit to be filed with the SEC.
     We are required to comply with many of the same securities law requirements that apply to large public companies with substantial compliance resources. Our resources are more limited, however, and these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management’s time and attention which could otherwise be deployed toward revenue-enhancing activities. The cost of compliance is substantial, representing an estimated direct and indirect annual cost to us of over $140,000, when the estimated costs of compliance with the Sarbanes-Oxley Act are included.
     Although we will still be required to file quarterly financial information with the FDIC and will still provide annual and semiannual financial information to our shareholders, as an non-SEC registered company our financial reporting processes will be significantly simplified since we will no longer be required to comply with disclosure and reporting requirements under the Securities and Exchange Act and the Sarbanes-Oxley Act. In particular, as a non-SEC registered company, we will no longer be required to file annual reports on Form 10-KSB or quarterly reports on Form 10-QSB with the SEC. The Form 10-KSB requires detailed disclosures regarding executive compensation, corporate governance and management stock ownership information, which are not required in our financial reports to the FDIC or our audited financial statements. Additionally, we will no longer be required to include management’s discussion and analysis of our financial results in annual or quarterly reports to shareholders or financial reports to the FDIC. We incur substantial costs in management time and legal and accounting fees related to the preparation, review and filing of our periodic reports and proxy statements. As a result of the elimination of these disclosure and reporting requirements we estimate we will save approximately $8,500 per year in management time and $40,000 per year in legal and accounting fees.
     Furthermore, as a non-SEC registered company, we will not be required to comply with Section 404 of the Sarbanes-Oxley Act, which would require that we document, test and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. These requirements would become effective for our fiscal year ending 2006. As a result of our limited personnel resources, we anticipate that we would need to engage an outside consultant and hire an additional experienced accountant to assist management in documenting and testing our internal control structure. Additionally, we estimate that our external audit fees will increase as a result of Section 404 because our external auditors will be required to perform additional audit procedures in order to report on management’s assessment of our internal control structure. We also anticipate we would incur additional legal fees for advice related to compliance with Section 404. We estimate that we would incur approximately $92,000 annually in consulting, compensation, accounting and legal expenses related to compliance with Section 404 of the Sarbanes-Oxley Act. If we deregister our common stock prior to the effective date of Section 404 of the Sarbanes- Oxley Act, we will not incur these expenses.
     Additionally, currently, we are required to file periodic reports electronically with the SEC through the SEC’s “Edgar” filing system. We incur substantial expense in converting documents to be filed with the SEC into an Edgar format. By terminating our reporting requirements with the SEC, we will be able to save approximately $5,000 per year in costs related to preparing documents for filing via the Edgar system.
     In light of the limited market for our common stock, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital or to acquire other business entities. Moreover, we believe that our limited trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.
     The Reclassification is designed to reduce the number of Citizens Effingham’s common shareholders of record to below 300, which will enable us to terminate our registration under the Securities Exchange Act. Given the compliance costs related to our registration under the Securities Exchange Act and the lack of an organized trading market for Citizens Effingham’s common stock, the board of directors believes Citizens Effingham receives little relative benefit from being registered under the Securities Exchange Act. We believe the Reclassification will provide a more efficient means of using our capital to benefit our shareholders by allowing us to save significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act as well as the Sarbanes-Oxley Act.
     Additionally, the Reclassification will give all of our shareholders the opportunity to retain an equity interest in Citizens Effingham and therefore to participate in any future growth and earnings of the Company and in any future value received as a result of the sale of the Company.

Alternatives Considered
     In making our determination to proceed with the Reclassification, we considered other alternatives. We rejected these alternatives because we believed the Reclassification would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:
     Cash-Out Merger. The board considered the reorganization of the Company through a merger with a new corporation formed solely to effect a reorganization. In a cash-out merger, shareholders owning 500 or fewer shares of Citizens Effingham common stock would have received cash equal to the fair value of the common stock in exchange for their shares, and all other shares of Citizens Effingham common stock would have remained outstanding. Accordingly, a cash-out merger would not offer all shareholders an opportunity to retain an equity interest in Citizens Effingham, to participate in future growth and earnings of the Company, or to benefit from any future value received as a result of the sale of the Company. Additionally, the receipt of cash in exchange for shares of common stock generally would be a taxable event for those shareholders receiving cash.
     Additionally, based on the number of shares held by shareholders holding 500 or fewer shares of record, management estimated that a cash-out merger could have cost up to $3 million. As a result, the board anticipated that the Company would have to incur debt to finance such a reorganization, which could potentially weaken the Company’s regulatory capital position. The board believes it is important to maintain a strong capital position in order to support the Company’s anticipated future growth. Additionally, the reorganization of the Company through a cash-out merger would require approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).
     Based on the foregoing reasons the board rejected this alternative.
     Reverse Stock Split. We considered declaring a reverse stock split at a ratio of 1-for-500, with cash payments to shareholders who would hold less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders not holding an even multiple of 500 shares. The estimated cost of this alternative was approximately the same as the cash-out merger. This alternative would have also required the Company to incur debt to finance the repurchase of shares and to obtain regulatory approval from the Federal Reserve. A reverse stock split also would not have offered all shareholders an opportunity to retain an equity interest in Citizens Effingham. Accordingly, a reverse stock split was rejected for the same reasons as the cash-out merger alternative. Additionally, in view of the administrative inconvenience involved in the issuance of fractional shares or in adding the additional step of a forward stock split, and given the cost involved in redeeming additional fractional interests, the board rejected the reverse stock split alternative.
     Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in Citizens Effingham common stock being held by fewer than 300 shareholders of record. Additionally, if a sufficient number of shares were tendered, we estimate the cost of this alternative would be approximately the same as the cash-out merger. Therefore, this alternative also would require the Company to incur debt to finance and to obtain approval from the Federal Reserve. As a result, we also rejected this alternative.

     Expense Reductions in Other Areas. While we might be able to offset the expenses relating to SEC registration by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we are already thinly staffed. We believe the expense savings a reclassification would enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reclassification.
     Business Combination. We have neither sought nor received any proposals from third parties for any business combination transactions such as a merger, consolidation, or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate and expenses will be reduced.
     Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined below, of being an SEC-reporting company without the expected commensurate benefits. Thus, the board considered maintaining the status quo not to be in the best interests of the Company or its unaffiliated shareholders.
Background of the Reclassification
     Citizens Effingham has filed reports under the Securities Exchange Act since September 1998. These reports include annual, quarterly and current reports presenting and analyzing Citizens Effingham’s business, financial condition, results of operations and management structure. Although our public reporting obligations have existed for several years, the Sarbanes-Oxley Act has added several reporting and procedural requirements that have become effective at various points during the past two years. As a result of the Sarbanes-Oxley Act, we have become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our board committees. We have also become subject to accelerated and expanded disclosure requirements relating to our corporate activities. As a result of these new requirements, our cost of compliance has increased, particularly relative to our limited personnel resources and market capitalization. In addition to the substantial indirect costs in management time, costs associated with our reporting obligations include securities counsel fees, auditor fees, costs of printing and mailing shareholder documents, and specialized word processing and filing costs. We anticipate further increases resulting from the upcoming requirement under Section 404 of the Sarbanes-Oxley Act that we document, test, and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. See “—Reasons for the Reclassification” on page 19.
     As a result of these expanding requirements under the Sarbanes-Oxley Act, in June 2004 the board of directors began to discuss generally the relative benefits and costs, both direct and indirect, relating to continuing the registration of Citizens Effingham’s common stock under the Securities Exchange Act and conferred with the Company’s external auditors, Thigpen, Jones, Seaton & Co., P.C., as well as the law firm, Powell Goldstein LLP. At the January 14, 2005 board meeting, the board discussed these issues, specific cost estimates related to compliance with its reporting obligations under the Securities Exchange Act as summarized in “—Reasons for the Reclassification” on page 19, and the alternatives described under “—Alternatives Considered” on page 15.

     All of our directors and executive officers are affiliates of Citizens Effingham and are deemed to be “filing persons” engaged in this transaction. Each of our directors and executive officers participated in the board discussions regarding pursuing a transaction designed to allow Citizens Effingham to deregister its common stock. As of May 30, 2006, our directors and executive officers beneficially owned 113,060 shares, or 22.10% of our outstanding shares, assuming the affiliates exercise all of their options that are exercisable within 60 days. Beneficial ownership by our directors and executive officers includes 110,560 shares, which represents 21.61% of our total outstanding shares, and 2,500 shares subject to options exercisable within 60 days. Of the 113,060 outstanding shares beneficially held by the directors and executive officers, approximately 900 shares will be reclassified to Series A Preferred Stock in the Reclassification. After the Reclassification, our directors and executive officers will beneficially 25.71% of our outstanding shares. See page 47 for more information regarding stock ownership by our affiliates.
     In its preliminary discussions on January 21, 2005 and April 15, 2005, the board of directors considered the following factors:
•	Given the Company’s limited personnel resources management anticipated it would need to hire a consult and additional experienced accounting personal to assist management in documenting and testing the internal control structure;

•	Management estimated consulting and additional personnel costs related to Section 404 compliance could cost up to $18,000 annually;

•	Based on discussions with the Thigpen, Jones Seaton & Co., P.C., external audit fees were expected to increase by approximately $12,000 per year due to the requirement that the external auditor report on management’s assessment of our internal control structure;

•	Like many other community banks, many of Citizens Effingham’s shareholders are members of the local community and customers of Citizens Bank of Effingham, which the board believes has contributed to the success of the bank;

•	Approximately 270 of Citizens Effingham’s 425 shareholders owned 500 or fewer shares and together only owned an aggregate of approximately 13.73% of the outstanding common stock;

•	A transaction designed to cash out approximately 270 of the Company’s shareholders may be received negatively by the community and adversely affect the Citizens Effingham’s business;

•	The board was aware of several other community banks of a similar size that had completed or that were in the process of completing transactions that would allow them to deregister their common stock;

•	Management estimated legal and professional expenses related to structuring and implementing a transaction designed to allow Citizens Effingham to deregister its common stock would be approximately $80,000.

     At the May 20, 2005 board meeting, the board reconsidered the advantages and disadvantages of a cash-out merger compared to a stock reclassification as described under “—Alternatives Considered” on page 15. The board also discussed:
•	the benefits and disadvantages of the Reclassification as described below under “—Reasons for the Reclassification” and “—Potential Disadvantages of the Reclassification;” and

•	the effects of the Reclassification as described as described under “—Effects of the Reclassification on Citizens Effingham” on page 20, “—Effects of the Reclassification on Affiliates” on page 22 and “—Information Applicable to Shareholders Generally” on page 23.
     The board determined that a reclassification was a better alternative than a cash-out merger because, unlike a cash-out merger, a reclassification would (1) allow all shareholders to maintain an equity interest in the Company, and (2) not require the Company to finance the purchase of any shares, and (3) not require approval of the Federal Reserve. Accordingly, the board unanimously approved pursuing a stock reclassification rather than a cash-out merger.
     At the May 20, 2005 board meeting, pursuant to Article V of the Company’s articles of incorporation, the board approved the terms of the Citizens Effingham Series A Preferred Stock, which are described below under “—Description of Capital Stock” on page 49, and authorized the executive officers of the Company to file articles of amendment to the Company’s articles of incorporation to establish such series of preferred stock. The board also unanimously approved articles of amendment to the Company’s articles of incorporation which provide for the reclassification of each share of the Company’s common stock held by a shareholder who is the record holder of 500 or fewer shares into a share of the Company’s Series A Preferred Stock.
     At the May 20, 2005 board meeting, the board considered each of the factors described above. After a thorough discussion of these factors, the board, including those directors who are not employees of Citizens Effingham, determined that the Reclassification was fair from a substantive and procedural point of view to Citizens Effingham’s unaffiliated shareholders receiving preferred stock in the Reclassification and to those retaining their shares of common stock. The shareholders receiving Series A Preferred Stock currently have limited influence on shareholder votes since those shareholders holder an aggregate of approximately 13.73 % of our outstanding common stock as of May 30, 2006. In light of current voting power of the shareholders receiving Series A Preferred Stock, the board determined that the value of the Series A Preferred Stock was equivalent to the common stock because the board believed the liquidation and dividend preference contained in the Series A Preferred Stock sufficiently compensated the shareholders receiving Series A Preferred Stock for their loss of voting rights, particularly since the Series A Preferred Stock converts to common stock on a change of control and therefore will participate equally with the common stock on the sale of the Company and holders of the Series A Preferred Stock are entitled to vote with the holders of the common stock on a proposed sale or change in control of the Company. The board did consider the loss of voting rights for the shareholders receiving Series A Preferred Stock, but because the shareholders receiving the Series A Preferred Stock owned approximately 13.73% of the Company’s outstanding shares prior to the Reclassification and did not have significant influence on shareholder votes individually, the board believed that the Reclassification increased profitability for the Company and will provide a benefit to these shareholders which outweighs the loss of voting rights (except in the event of a proposed sale or change of control of the Company, in which case the holders of Series A Preferred Stock will have the same voting rights and will receive the same consideration as common shareholders).

     At the February 17, 2006 board meeting, the board had further discussions about the Reclassification and determined that, although they believed that the terms, rights and preferences of the Series A Preferred Stock are comparable to those of our common stock, additional compensation of $0.50 per share will be paid to the shareholders converting their shares of common stock to Series A Preferred Stock.
Reasons for the Reclassification
     As described above in “—Purpose of the Reclassification,” the Reclassification will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and, secondarily, to decrease the administrative expense, including printing and mailing costs, we incur in connection with soliciting proxies for routine special meetings of shareholders since the preferred stock will have limited voting rights. We also expect to experience savings related to Edgar conversion costs. We estimate that we will save over $100,000 per year in the following areas as a result of the reduction in the number of common shareholders and the elimination of registration of our common stock under the Securities Exchange Act:
     We expect to save the following fees and expenses related to the preparation, review and filing of periodic reports on Form 10-KSB and Form 10-QSB and annual proxy statements:

Legal Fees	$6,000
Independent Auditor Fees	31,000
Edgar Conversion Costs	5,000
Indirect Management and Staff Time	8,000
Total	$50,000
     We expect to save the following fees and expenses related to compliance with the requirements under Section 404 of the Sarbanes-Oxley Act:

Consulting Fees	$52,000
Legal Fees	10,000
Independent Auditor Fees	12,000
Indirect Management and Staff Time	18,000
Total Estimated Annual Savings	$92,000
     As is noted above, we incur substantial indirect costs in management time spent on securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate that our management and staff spend an average of approximately 10% of their time (equating to an aggregate of approximately 30 days per year) on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing Citizens Effingham’s disclosure and internal controls, data relating to insiders’ stock ownership, and consulting with external auditors and counsel on compliance issues. Additionally, as a non-SEC reporting company, we believe our management team, which currently spends a significant amount of time on activities related to compliance with the Securities Exchange Act, will have significantly more time to devote to business development and revenue-enhancing activities.

     Eliminating the registration of our common stock under the Securities Exchange Act will also:
•	reduce significantly Citizens Effingham’s legal, accounting, and other compliance costs relating to the requirements of the Sarbanes-Oxley Act and the Securities Exchange Act described above; and

•	eliminate the information Citizens Effingham is required to furnish to the SEC and the public.
     In addition, our common stock is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. We also do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act has benefited our shareholders in proportion to the costs we have incurred as a result of this registration.
Effects of the Reclassification on Citizens Effingham
     The Reclassification is designed to reduce the number of Citizens Effingham common shareholders of record below 300, which will allow us to terminate the registration of our common stock under the Securities and Exchange Act. Based on information as of May 30, 2006, we believe that the Reclassification will reduce our number of common shareholders of record from approximately 425 to approximately 155. We estimate that approximately 70,320 shares held by approximately 270 common shareholders of record will be exchanged for Series A Preferred Stock in the Reclassification. The number of outstanding shares of common stock as of March 1, 2006 will decrease from approximately 512,000 to approximately 441,680. Accordingly, the already minimal liquidity of Citizens Effingham common stock will be further reduced. Based on information as March 1, 2006 and assuming no shareholders exercise dissenters’ rights, we estimate approximately 70,320 shares of Series A Preferred Stock will be issued in connection with the Reclassification. Our articles of incorporation authorize the Company to issue 10,000,000 shares of preferred stock. For a description of the rights and terms of the Series A Preferred Stock and additional information regarding our capital structure after the Reclassification, see “—Description of Capital Stock” on page 49. In addition to the exchange of shares of our own common stock for shares of Series A Preferred Stock, we believe that the Reclassification will have the following effects on Citizens Effingham:
     Positive Effects:
     Elimination of Securities Exchange Act Registration. Our common stock is currently registered under the Securities Exchange Act. After the Reclassification, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to any public reporting requirements under the Securities Exchange Act. As a result, we expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate to be approximately $50,000 on an annual basis. See “—Background of the Reclassification” on page 16 and “—Reasons for the Reclassification” on page 19 for a discussion of the nature of the information we will no longer be required to provide.

     Earnings Per Share. Basic earnings per share will be $1.42 per share on a historical basis and on a pro forma basis for the three months ended March 31, 2006 and will decrease 3.1% from $4.79 on a historical basis to $4.64 on a pro forma basis for the year ended December 31, 2005. Diluted earnings per share for the three months ended March 31, 2006 and for the year ended December 31, 2005 are the same as basic earnings per share.
     Elimination of Liability under the Section 18 of the Securities Exchange Act. Since the Company will no longer be required to file any reports under the Securities Exchange Act, it will no longer be subject to liability under Section 18. Section 18 of the Securities Exchange Act, generally, provides that if the Company makes a statement in any of its filing under the Securities Exchange Act that, in light of the circumstances at the time the statement is made, is false or misleading with respect to any material fact, the Company shall be liable to any person that purchases or sells a security at a price that is affected by the statement.
     Negative Effects:
     Effect on Market for Shares. Our common stock is not currently listed on an exchange, and after the Reclassification, neither our common stock nor the Series A Preferred Stock will be listed on an exchange. The failure to be listed on an exchange, together with the reduction in public information concerning Citizens Effingham as a result of its not being required to file reports under the Securities Exchange Act, may adversely affect the already minimal liquidity of our common stock and result in limited liquidity for our Series A Preferred Stock. Additionally, liquidity for Citizens Effingham’s common stock may also be reduced because the number of shares of Citizens Effingham common stock available to be traded will decrease after the Reclassification. A decrease in the market liquidity for the shares of Citizens Effingham common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of Citizens Effingham common stock could also prompt a corresponding increase in its market price, assuming a stable or increased demand for the stock.
     Reduction in Publicly Available Information. Citizens Effingham will no longer be required to file public reports of its financial condition and other aspects of its business with the SEC after the Reclassification. As a result, shareholders will have less legally mandated access to information about Citizens Effingham’s business and results of operations than they had prior to the Reclassification.
     Other Information:
     Financial Effects of the Reclassification. We will pay out $36,260 in cash compensation ($0.50 per share converted) to shareholders whose shares of common stock will be converted to Series A Preferred Stock. Further, we estimate that professional fees and other expenses related to the transaction will total approximately $80,000. We expect to pay these fees and expenses out of our existing working capital and do not expect that the payment of these expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. You should read the discussion under “Approval of the Articles of Amendment —Source of Funds and Expenses” on page 42 for a description of our source of funds for the Reclassification and the fees and expenses we expect to incur in connection with the transaction.
     Conduct of Business After the Reclassification. We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

     Outstanding Stock Options. The Reclassification will have no effect on outstanding options to purchase Citizens Effingham common stock.
     Raising Additional Capital and Obtaining Financing after the Reclassification. In light of the limited market for Citizens Effingham’s common stock, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital. If we need to additional capital to support growth in the future we believe we have several financing alternatives, which will not be affected by our status as a non-SEC reporting company, including raising additional equity through private offerings, issuing trust preferred securities or borrowing funds from a correspondent bank.
     Plans or Proposals. Other than as described in this proxy statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the Reclassification and becoming a non-reporting company. Although management has neither the intention at present to enter into any of the transactions described above nor is involved with negotiations relating to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares, or any other arrangement or transaction we may deem appropriate.
Effects of the Reclassification on Affiliates
     In addition to the effects the Reclassification will have on shareholders generally, which are described in the next section, the Reclassification will have some additional specific effects on our executive officers and directors, each of whom may, as a result of his or her position, be deemed to be an affiliate of Citizens Effingham. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Citizens Effingham or the beneficial owner of 10% or more of Citizens Effingham’s outstanding shares, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.
     Positive Effects:
     No Further Reporting Obligations Under the Securities Exchange Act. After the Reclassification, Citizens Effingham’s common stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of Citizens Effingham will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, and information about their compensation and stock ownership will not be publicly available.
     Consolidation of Management Ownership. As a result of the Reclassification, we expect that the percentage of beneficial ownership of Citizens Effingham common stock held by our executive officers and directors as a group will increase slightly, from approximately 22.10% before the Reclassification to approximately 25.71% after the Reclassification. Based on the most recent trades of our stock of which we are aware, our affiliates hold stock valued at $5,528,000 in the aggregate. This consolidation of management ownership would be the same if all those whose shares were to be converted exercised dissenters’ rights.

     Elimination of Liability under the Section 18 of the Securities Exchange Act. Since the Company will no longer be required to file any reports under the Securities Exchange Act, our affiliates will no longer be subject to liability under Section 18 with respect to such reports. Currently, if any of our affiliates make a statement in any of the Company’s filings under the Securities Exchange Act that, in light of the circumstances at the time the statement is made, is false or misleading with respect to any material fact, the affiliate may be liable under Section 18 of the Securities Exchange Act to any person that purchases or sells a security at a price that is affected by the statement.
     Earnings Per Share and Book Value Per Share. Basic earnings per share on a pro forma basis will be $1.42 per share for the three months ended March 31, 2006 and will decrease from $4.79 to $4.64 for the year ended December 31, 2005. Book value per common share will not change on a pro forma basis from $24.16 as of March 31, 2006 and from $22.87 as of December 31, 2005.
     If all the shareholders whose shares will be converted to Series A Preferred Stock chose to exercise their dissenters’ rights, basic earnings per share would on a pro forma basis increase from $1.42 to $1.59 as of March 31, 2006 and from $4.79 to $5.16 as of December 31, 2005. The book value per share of common stock would decrease from $24.16 to $19.77 as of March 31, 2006 and from $22.87 to $18.28 as of December 31, 2005
     Negative Effects:
     Rule 144 Not Available. Because Citizens Effingham’s common stock will not be registered under the Securities Exchange Act after the Reclassification, executive officers and directors of Citizens Effingham will be deprived of the ability to dispose of their shares of Citizens Effingham common stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer. Historically, however, none of our affiliates have resold any shares of common stock and, therefore, have not had to rely on Rule 144.
Information Applicable to Shareholders Generally
     The following information regarding the Reclassification is applicable to shareholders regardless of whether they are affiliated or unaffiliated shareholders. The applicability will vary depending on whether the shareholder receives Series A Preferred Stock for some or all of his or her shares of Citizens Effingham common stock or does not receive Series A Preferred Stock for any of his or her shares and continues to hold the same number of shares following the Reclassification. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive Series A Preferred Stock for some of his or her shares of common stock while retaining ownership of other shares of common stock following the Reclassification.
     The following sections describe the characteristics of the Series A Preferred Stock to be issued in the Reclassification, as well as common stock that is unaffected by the Reclassification. If you receive Series A Preferred Stock for some of your shares while retaining ownership of other shares of common stock, a combination of this information may be applicable to you. The information set forth below assumes that 70,320 shares are exchanged for Series A Preferred Stock in the Reclassification.

     Shares Exchanged for Series A Preferred Stock. Shareholders receiving preferred stock will have a preference to the holders of common stock in the distribution of any dividend by the Company. All holders of common stock are currently eligible to receive dividends. This preference means that the holders of preferred shares are entitled to receive dividends in an amount not less than that paid on common share prior to the receipt of dividends by the holders of common stock. Citizens Effingham is not required, however, to pay any dividend to the holders of preferred or common stock, nor is Citizens Effingham required to pay a greater dividend to the holders of preferred stock. Therefore, the right of holders of Series A Preferred Stock will in actuality remain the same as their current right as the holders of common stock. The amount of dividends that we can pay, if any, depends upon future earnings, the financial condition of Citizens Effingham and our subsidiary bank, the amount of cash on hand at the holding company level, outstanding debt obligations, and any payment limitation under these and the requirements imposed regulatory authorities. In 2004, we paid a dividend of $.50 per share. In 2003, we did not pay a dividend. Our board of directors, who will be elected by the holders of common stock after the Reclassification, has the authority to declare future dividends on our common stock and Series A Preferred Stock. We believe that the cost savings connected with the Reclassification will assist in increasing the Company’s profitability and will therefore make the payment of dividends more likely.
     In addition, shareholders receiving preferred stock have their shares automatically converted into shares of common stock upon a change in control of the company, on the basis of one share of common stock for each share of preferred stock, and thus will participate equally with the holders of common stock in any sale of the Company (just as those shareholders who will receive preferred stock currently do as holders of common stock). This is not an additional preference since all shareholders are currently in this position. However, this conversion provision will prevent the holders of common stock from receiving a premium on their shares in the event of a change of control to the detriment to the holders of Series A Preferred Stock.
     As to shares of our common stock that are exchanged in the Reclassification for Series A Preferred Stock, shareholders will experience the following positive and negative effects:
     Positive Effects:
     As a result of the Reclassification, the shareholders receiving preferred stock will:
•	receive a cash payment in the amount of $0.50 per share.
     Negative Effects:
     As a result of the Reclassification, the shareholders receiving preferred stock will:
•	be entitled to vote only upon a change in control of the Company, which generally is a merger of the Company, acquisition of all of its stock, or other business combination involving the Company, or the acquisition of substantially all of the Company’s assets; holders of Series A Preferred Stock will not have the right to vote in the election of directors or any other matters to come before the shareholders (other than a change in control of the Company);

•	continue to hold shares that, like our shares of common stock, will not have any public trading market. In addition, we will not be taking any steps to assure that the preferred stock or the common stock will be eligible for trading on an automated quotation system operated by a national securities association; and

•	hold shares which may, because of the limited voting power, trade at a lesser price than the Company’s common stock, if the shares trade at all.
     Remaining Common Shareholders. As to shares of our common stock that are not exchanged for Series A Preferred Stock in the Reclassification, shareholders will:
•	continue to exercise sole voting control over the Company, except with respect to a change in control of the Company;

•	have relatively increased voting control over the Company because the number of outstanding shares of common stock will be reduced; and

•	be more likely to receive dividends because of the cost savings to be realized in connection with deregistration of the Company’s stock.
     Negative Effects:
     As a result of the Reclassification, the shareholders continuing to own common stock will:
•	hold shares that are junior in priority to the Series A Preferred Stock since holders of preferred stock will have preference in the distribution of any dividend by the Company and upon any liquidation of the Company.
Recommendation of the Board of Directors; Fairness of the Going Private Transaction
     The board believes that the going private transaction to be accomplished by means of the Rule 13e-3 Transaction is substantively and procedurally fair to Citizens Effingham’s unaffiliated shareholders who will receive Series A Preferred Stock in the transaction. The board also believes that the going private transaction is substantively and procedurally fair to unaffiliated shareholders who will retain their shares following the Rule 13e-3 Transaction. The board of directors, including those directors who are not employees of Citizens Effingham, has approved the going private transaction and the Articles of Amendment, and the board as an entity recommends that the shareholders vote for approval of the Articles of Amendment, which will effect the going private transaction.
     Each director and executive officer is deemed a “filing person” in connection with this transaction. As filing persons, they have each determined in their individual capacity that the Rule 13e-3 Transaction is substantively and procedurally fair to our unaffiliated shareholders. No individual filing person, however, is making any recommendation to shareholders as to how to vote. See “—Determination of Fairness by Citizens Effingham Affiliates” on page 31 for information regarding the filing persons’ fairness determination.
     All of Citizens Effingham’s directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Articles of Amendment. The directors and executive officers of Citizens Effingham beneficially owned approximately 22.10% of the shares outstanding as of March 1, 2006. Although the board as a whole recommends that the shareholders vote in favor of the Articles of Amendment for the reasons set forth in “—Reasons for the Reclassification” on page 19, no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

     We considered a number of factors in determining to approve the going private transaction to be accomplished by means of the Rule 13e-3 Transaction, including the effects described under “—Effects of the Reclassification on Citizens Effingham” on page 20, “—Effects of the Reclassification on Affiliates” on page 22, and the relative advantages and disadvantages described under “—Reasons for the Reclassification” on page 19 and “—Information Applicable to Shareholders Generally” on page 23. The board also reviewed the tax and pro forma financial effects of the Reclassification on Citizens Effingham and its shareholders.
     After the Rule 13e-3 Transaction, Citizens Effingham’s common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the administrative expense we incur in connection with soliciting proxies for routine meetings of shareholders. Citizens Effingham’s management determined that the Rule 13e-3 Transaction would result in cost savings of over $100,000 per year.
     Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as an SEC-registered company, Citizens Effingham has not had an organized trading market for its common stock and that Citizens Effingham’s shareholders derive little relative benefit from Citizens Effingham’s status as an SEC-registered company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.
     We considered alternatives to the proposed going-private transaction but ultimately approved the Reclassification (Rule 13e-3 Transaction) proposal. Please read the discussion under “—Alternatives Considered” on page 15 for a description of these alternatives.
     Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusions that the Rule 13e-3 Transaction and the Articles of Amendment are substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock in the Rule 13e-3 Transaction and to our unaffiliated shareholders who will retain their shares. In reaching these conclusions, the board considered the following effects on these constituencies:
     Factors Affecting Shareholders Receiving Preferred Stock and Shareholders Retaining Common Stock:
•	Equity Interest in the Company. All shareholders will continue to hold an equity interest in the Company and will continue to have the opportunity to participate in any future growth and earnings, including any future sale or change in control of the Company. The board viewed this factor as supporting its determination of fairness since no shareholders will be forced to involuntarily liquidate their equity interest in the Company, as would be the case in a cash-out merger. See “—Alternatives Considered” on page 15. However, shareholders wishing to liquidate their shares of common stock at fair value may do so through exercising dissenters’ rights.

•	Earnings Per Common Equivalent Share. Basic earnings per share on a pro forma basis will be $1.42 per share for the three months ended March 31, 2006 and will decrease from $4.79 to $4.64 for the year ended December 31, 2005. Diluted earnings per share will be the same as basic earnings per share for the three months ended March 31, 2006 and for the year ended December 31, 2005 as there are no common stock equivalents.

•	Book Value Per Common Share. Book value per common share on a pro forma basis will remain $24.16 as of March 31, 2006 and will remain $22.87 as of December 31, 2005.

•	Tax Consequences. The board noted that the Rule 13e-3 Transaction should not result in a taxable event for shareholders retaining their shares of common stock, as all of our directors and executive officers are entitled to do. A shareholder receiving preferred stock and cash in exchange for his or her common stock will recognize gain, but not loss, equal to the lesser of: (1) the cash received in the Rule 13e-3 Transaction; or (2) the amount of gain, if any, that would result if both the preferred stock and the cash received in the Rule 13e-3 Transaction were considered taxable to the shareholder. These tax consequences contributed to the board’s recommendation and conclusion as to the fairness of the Rule 13e-3 Transaction to unaffiliated shareholders who will receive Series A Preferred Stock and those who will retain their shares of common stock following the transaction. The board noted that if the transaction had been structured as a cash-out merger, it would have been a much more significant taxable event for those shareholders receiving cash. See “—Alternatives Considered” on page 15 and “—Federal Income Tax Consequences of the Reclassification” on page 38 for more information regarding the tax consequences of the Reclassification.
     Shareholders Receiving Preferred Stock:
     In making its fairness determination, the board considered the relative advantages and disadvantages of the following terms of the Series A Preferred Stock:
•	Liquidation Preference on the Preferred Stock. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of the common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) before any payment is made to the common shareholders. Because of the unlikely event of liquidation of the Company, this liquidation preference is not likely to be advantageous to the holders of Series A Preferred Stock.

•	Dividend Preference on the Preferred Stock. The holders of the preferred stock will be entitled to preference in the distributions of dividends prior to the payment of any dividends to the holders of common stock, although this does not insure the payment of any dividend to any shareholder nor the payment of greater dividends to holders of preferred stock. Therefore, the dividend preference is not likely to be advantageous to the holders of Series A Preferred Stock. The board viewed the dividend preference as a benefit to the shareholders receiving preferred stock.

•	Conversion to Common Stock on a Change in Control. Upon a change in control of the Company, the preferred stock will automatically convert into shares of the Company’s common stock. Therefore, holders of the preferred stock will participate in any future value received as a result of any future sale of the Company at the same value per share as the holders of the common stock. This means that, upon the sale of the Company, the preferred shareholders will be in the same position and have the same voting rights as they currently do as holders of common stock. This conversion feature prevents the holders of common stock from receiving a premium on their shares for a change of control to the detriment of the holders of Series A Preferred Stock. It does not, however, provide holders of Series A Preferred Stock with any rights that they do not current have as holders of common stock.

•	Limited Voting Rights on the Preferred Stock. The holders of the preferred stock will have limited voting rights, and generally, be entitled to vote only upon a proposed change in control of the Company, upon which common shareholders are entitled to vote. The holders of the preferred stock will not be entitled to vote on the election of directors and therefore, will have no influence on the future composition of the board of directors or senior management team of the Company. The board noted, however, that the shareholders receiving preferred stock currently have limited influence on shareholder votes, since those shareholders hold an aggregate of approximately 14.2% of our outstanding common stock as of April 15, 2006. The board viewed the limited voting rights as a negative factor to the shareholders receiving preferred stock.
     While the board viewed the limited voting rights as a negative factor to the shareholders receiving preferred stock, the board concluded that the overall terms of preferred stock were fair to the unaffiliated shareholders receiving preferred stock, since holders of Series A Preferred Stock will retain the same rights as they had as common shareholders except for voting rights (except in the case of a change of control) and since shareholders are also receiving a cash payment of $0.50 per share. Additionally, although shareholders receiving preferred stock in the Rule 13e-3 Transaction will be required to surrender their shares of common stock involuntarily in exchange for the preferred stock, the board believes that since the shares of preferred stock are convertible into common stock upon a change in control, they will have an opportunity to participate in any future growth and earnings of the Company. These shareholders also have the opportunity to liquidate their shares of common stock at fair value through the exercise of dissenters’ rights.
     Shareholders Retaining Shares of Common Stock:
•	Voting Rights. Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including but not limited to a proposed change in control of the Company and the election of directors. This is the current right of all of the shareholders.

•	Junior in Priority to Preferred Stock. The Series A Preferred Stock will rank senior in priority to the common stock with respect to dividend rights and rights related to the liquidation or dissolution of the Company. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) an amount equal to the amount to be paid to the common holders. As a result, upon the liquidation or dissolution of the Company, the holders of preferred stock will be entitled to a payment before any payment is made to the holders of common stock. Additionally, the holders of preferred stock will be entitled to preference in the distribution of dividends prior to the payment of any dividends to the holders of common stock. The board viewed the liquidation and dividend preference as a disadvantage to the shareholders retaining common stock.

     The board believes the subordination of the common stock to the Series A Preferred Stock is fair to the shareholders retaining common stock because the common shareholders will continue to have unlimited voting rights.
     In reaching its conclusion that the Rule 13e-3 Transaction and the Articles of Amendment are substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock and who will retain their shares of common stock, the board did not consider the current or historical market price of our common stock, our going concern value, or the liquidation value of our assets to be material since shareholders are not being “cashed out” in connection with the Rule 13e-3 Transaction, and shareholders receiving Series A Preferred Stock will continue to hold an equity interest in Citizens Effingham and will participate equally with the holders of common stock on the sale or a change in control of Citizens Effingham. Additionally, the board determined that the overall terms of the Series A Preferred Stock were fair to all of our unaffiliated shareholders. The board considered the qualitative advantages and disadvantages of the terms of the Series A Preferred Stock and determined that those were comparable to the advantages and disadvantages of the terms of the common stock. While the holders of Series A Preferred Stock are losing their voting rights, except in connection with a sale or change in control of the Company, the aggregate number of shares held by the shareholders owning 500 or fewer shares is only 13.73%. Therefore, none of the shareholders had significant voting power even as the holders of common stock. The board believes that the advantage of receiving a cash payment of $0.50 per share at the time the shares are converted from common stock to Series A Preferred Stock as well as a dividend and liquidation preference makes up for the loss of voting rights. Further, there is no active market for our common stock. We are aware of only 9,000 shares trading since 2002. These shares traded at prices ranging from $22.00 in 2002 to $50.00 in the second quarter of 2006. Therefore, the board determined that no further quantitative analysis, such as a review of the current or historical market price of our common stock, our going concern value, or the liquidation value of our assets, was necessary since we do not believe the Reclassification will have any effect on these factors. For the foregoing reasons, the board also did not request or receive any reports, opinions or appraisals from any outside party relating to the value of the Series A Preferred Stock.
     The board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Rule 13e-3 Transaction as described in “—Background of the Reclassification” on page 16, during the preceding two years for (1) the merger or consolidation of Citizens Effingham into or with another person or entity; (2) the sale or other transfer of all or any substantial part of the assets of Citizens Effingham; (3) a tender offer for any outstanding shares of Citizens Effingham common stock; or (4) the election of directors to our board.
     Procedural Fairness. The board of directors, including those who are not employees of Citizens Effingham, have unanimously approved the Rule 13e-3 Transaction and Articles of Amendment and is seeking shareholder approval of the Rule 13e-3 Transaction contemplated by the Articles of Amendment. The vote of a majority of the votes entitled to be cast on the Articles of Amendment will be required to approve them. Approval by a majority of unaffiliated shareholders is not required. The board determined that any such voting requirement would usurp the power of the holders of greater than a majority of Citizens Effingham’s shares to consider and approve the Rule 13e-3 Transaction. The board also considered such a provision unnecessary in light of the fact that the provisions of the Articles of Amendment apply equally to both affiliated and unaffiliated shareholders in that any shareholder owning 500 or fewer shares (whether affiliated or unaffiliated) will receive Series A Preferred Stock in the Rule 13e-3 Transaction unless he or she chooses to exercise dissenters’ rights.

     In addition, the board noted that shareholders who wish to increase their record holdings in order to avoid the exchange of their Citizens Effingham common stock for Series A Preferred Stock may do so by purchasing shares of Citizens Effingham common stock from other shareholders prior to the effective time of the Rule 13e-3 Transaction. The board also noted, however, that there is no active trading market in Citizens Effingham’s common stock and, therefore, identifying shareholders wishing to sell shares may be difficult.
     While the Series A Preferred Stock has limited voting rights, the board determined that, in its opinion, the value of the Series A Preferred Stock is equivalent to the value of the common stock because the Series A Preferred Stock converts to common stock on a change in control and contains a dividend and liquidation preference to the common stock, and entitles the shareholders receiving Series A Preferred Stock to also receive a cash payment in the amount of $0.50 per share. The board considered the qualitative advantages and disadvantages of the terms of the Series A Preferred Stock and determined that those were comparable to the advantages and disadvantages of the terms of the common stock. While the holders of Series A Preferred Stock are losing their voting rights, except in connection with a sale or change in control of the Company, the aggregate number of shares held by shareholders owning 500 or fewer shares is only 14.06%. Therefore, none of the shareholders had significant voting power even as the holders of common stock. The board believes that the advantage of receiving a dividend and liquidation preference, as well as the $0.50 per share cash payment, makes up for the loss of voting rights. This determination was made based on the board’s review of the relative rights and preferences of Series A Preferred Stock as compared to the common stock and no quantitative analysis of the value of Series A Preferred Stock or common stock was considered. The board believes that, after comparing the advantages and disadvantages of the terms of the Series A Preferred Stock to the rights related to our common stock, the terms of the two classes of stock provide different but equally valuable equity interest in the Company, and therefore determined no further quantitative analysis was necessary. The board also noticed that the book value per common equivalent share, which includes the Series A Preferred Stock, will not be affected by the Rule 13e-3 Transaction, and this reinforced its belief that no quantitative analysis was necessary. Additionally, an appraisal of the Series A Preferred Stock was not necessary for tax purposes because the Company determined that, aside from the $0.50 per share cash payment to those receive Series A Preferred Stock, the Rule 13e-3 Transaction should not be taxable to shareholders receiving Series A Preferred Stock or to shareholders retaining common stock.
     No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Rule 13e-3 Transaction or preparing a report covering its fairness was retained by Citizens Effingham or by a majority of directors who are not employees of Citizens Effingham. The board concluded that the retention of an unaffiliated shareholder representative was not necessary because the Articles of Amendment treat affiliated and unaffiliated shareholders identically and both unaffiliated and affiliated shareholders may exercise dissenters’ rights under Georgia law. We expect that approximately 500 shares held by our affiliates may be reclassified as Series A Preferred Stock. After consideration of the factors described above, the board believes that the Rule 13e-3 Transaction is procedurally fair notwithstanding the absence of an unaffiliated shareholder approval requirement or unaffiliated representative.
     We have not made any provision in connection with the Rule 13e-3 Transaction to grant unaffiliated shareholders access to our corporate files, except as provided under the Georgia Code and our bylaws, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the board determined that this proxy statement, together with Citizens Effingham’s other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Articles of Amendment.

     Further, pursuant to the Georgia Code, a corporation must grant a shareholder’s request to inspect the corporate files, including the articles and bylaws and any amendments thereto, names and addresses of directors and officers, resolutions of the board creating one or more series of shares and fixing their relatives rights, preferences, or limitations, minutes of shareholder meetings for the past three years, and all written communications with shareholders for the past three years, if the shareholder gives the corporation written notice at least five business days before he or she wished to inspect or copy the records. In addition, if the shareholder’s demand to inspect and copy the records is made in good faith and for a proper purpose that is reasonably relevant to his legitimate interest as a shareholder, the shareholder may also have access to the minutes of the board of directors, accounting records of the corporation, and the record of shareholders. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at Citizens Effingham’s expense, the board did not consider these necessary or customary. If a shareholder takes issue with the Reclassification , he or she may exercise dissenters’ rights available under Georgia law. In deciding not to adopt these additional procedures, the board also took into account factors such as Citizens Effingham’s size and the cost of such procedures.
     After consideration of the factors described above, the board of directors has determined that the Articles of Amendment are procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at Citizens Effingham’s expense, to Citizens Effingham’s unaffiliated shareholders who will receive Series A Preferred Stock in the Rule 13e-3 Transaction. The board has also determined that the Articles of Amendment are procedurally fair to unaffiliated shareholders who will retain their shares of common stock. Additionally, the board believes that the Articles of Amendment are substantively fair to these constituencies. Finally, the board has determined that the Articles of Amendment are substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that the Articles of Amendment do not distinguish between these groups.
Determination of Fairness by Citizens Effingham Affiliates
     Our affiliates consist of our directors and executive officers:
Harry Shearouse
Jon G. Burns
Jerry G. Freyermuth
Charles E. Hartzog
Philip M. Heidt
W. Harvey Kieffer
C. Murray Kight
Michael T. Lee
Thomas C. Strickland, Jr.
Mariben M. Thompson
H. Mitchell Weitman
Wendel H. Wilson
     For each of Citizens Effingham’s affiliates, their purpose and reasons for engaging in the Rule 13e-3 Transaction, alternatives considered and analyses regarding substantive and procedural fairness of the Rule 13e-3 Transaction to unaffiliated shareholders receiving Series A Preferred Stock in the Rule 13e-3 Transaction and to those retaining their shares of common stock were the same as those of the board of directors, and each of Citizens Effingham’s affiliates adopted the analyses of the board of directors with respect to these issues. Based on these factors and analyses, each of Citizens Effingham’s affiliates have concluded that the Rule 13e-3 Transaction is procedurally and substantively fair to Citizens Effingham’s unaffiliated shareholders who will receive Series A Preferred Stock in the Rule 13e-3 Transaction and to its unaffiliated shareholders who will retain their shares of common stock.
Federal Income Tax Consequences of the Reclassification
     The following discusses the material federal income tax consequences to us and our shareholders that would result from the Reclassification. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the Reclassification, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Reclassification, in light of their individual circumstances.
Federal Income Tax Consequences to Citizens Effingham
     We believe that the Reclassification will be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us.
Federal Income Tax Consequences to Shareholders Who Continue to Own Common Stock
     If you continue to hold our common stock immediately after the Reclassification, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the Reclassification.
Federal Income Tax Consequences to Shareholders Who Receive Shares of Preferred Stock
     A shareholder receiving preferred stock and cash in exchange for his or her common stock will recognize gain, but not loss, equal to the lesser of: (1) the cash received in the Reclassification; or (2) the amount of gain, if any, that would result if both the preferred stock and the cash received in the Reclassification were considered taxable to the shareholder. That amount of gain, if any, would be equal to the excess of the fair market value of the preferred stock plus the cash received in the Reclassification over the shareholder’s basis in the common stock surrendered in the Reclassification. The amount of gain taxable to the shareholder should be considered to be capital gain if the common stock is a capital asset of the shareholder, and will be treated as long-term capital gain if the shareholder has held the common stock for more than one (1) year. Generally, long-term capital gain is taxed at a maximum of 15% for federal income tax purposes. The Internal Revenue Service could argue that the gain is taxable as dividend income resulting from the Reclassification. However, dividend income also is currently subject to tax at a maximum of 15% for federal income tax purposes. The holding period of the preferred stock received in the Reclassification will include the period that the shareholder owned the common stock and the shareholder’s basis in the preferred stock received in the Reclassification will be equal to the basis of the common stock converted in the Reclassification, decreased by the amount of cash received in the Reclassification and increased by the amount of gain taxable as a result of the Reclassification.
Sale of Stock After Change in Control
     Generally, no gain or loss will be recognized when the preferred stock converts back to common stock upon a change in control. A subsequent sale or exchange of the common stock after the change in control may result in the recognition of capital gain or loss (i.e., gross proceeds less the cost basis of the stock sold) depending on the terms of the change in control transaction.
Sale of Stock Prior to Change in Control
     Where preferred stock is received for common stock in a tax-free recapitalization, the proceeds from a subsequent sale of the preferred stock in some instances will be taxable as dividend income (instead of capital gain) to the extent that the fair market value of the stock sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the company distributed cash in lieu of stock. Any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain. No loss will be recognized. Under current tax law, dividend income is taxed at the same rates that apply to net capital gains (i.e., 5% and 15%). The current tax law provision in which dividend income is taxed at net capital gain rates will not apply for tax years beginning after December 31, 2008. Unless any intervening tax legislation is enacted, ordinary income tax rates (of up to 35% currently) will apply to dividend income beginning January 1, 2009. The rules treating proceeds from a subsequent sale of this preferred stock as dividend income generally will not apply (i) if, in the case of a sale of such preferred stock to a third party, you do not own (actually or constructively) any of our stock after such sale or (ii) in the case of a redemption by us of such preferred stock, (I) if the redemption results in a complete termination (actually and constructively) in your ownership of any of our stock or (II) if, after the redemption is complete, your ownership (actual and constructively) of our stock is less than 80% of your ownership of our stock before the redemption and you do not own 50 percent or more of our voting stock after the redemption.
Federal Income Tax Consequences to Shareholders Who Exercise Dissenters’ Rights
     If you receive cash as a result of exercising dissenters’ rights in the Reclassification and do not continue to hold those shares of our common stock immediately after the Reclassification, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either:
     A sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or
     A cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the Reclassification exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

     Under Section 302 of the Code, a redemption of your shares of our common stock as part of the Reclassification will be treated as a sale or exchange of the redeemed shares if any of the following are true:
•	the Reclassification results in a “complete termination” (both actually and constructively) of your interest in Citizens Effingham;

•	your receipt of cash is “substantially disproportionate” with respect to other shareholders; or

•	your receipt of cash is “not essentially equivalent to a dividend.”
     These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as “family attribution.” In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as “entity attribution.” You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.
     Complete Termination. If you receive cash as a result of exercising dissenters’ rights in the Reclassification and do not actually or constructively own any of our common stock after the Reclassification, your interest in Citizens Effingham will be completely terminated by the Reclassification, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize capital gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
     If you receive cash in the Reclassification and own shares of our common stock only constructively after the Reclassification as a result of family attribution, you may be able to avoid constructive ownership of those shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in Citizens Effingham completely terminated by the Reclassification. Among other things, waiving family attribution requires (a) that you have no interest in Citizens Effingham (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the Reclassification and (b) that you include an election to waive family attribution in your tax return for the year in which the Reclassification occurs.

     Substantially Disproportionate. If you receive cash in the Reclassification and immediately after the Reclassification you actually or constructively own shares of our common stock, you must compare (a) your percentage ownership immediately before the Reclassification (i.e., the number of common shares actually or constructively owned by you immediately before the Reclassification divided by 512,000 (which is our current number of outstanding shares) with (b) your percentage ownership immediately after the Reclassification (i.e., the number of common shares constructively owned by you immediately after the Reclassification divided by 439,480 (which is our current estimate of the number of shares of common stock outstanding immediately after the Reclassification).
     If your post-Reclassification ownership percentage is less than 80% of your pre-Reclassification ownership percentage, the receipt of cash is “substantially disproportionate” with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock, so long as you do not own (actually and constructively) more than 50% of our common stock after the Reclassification. Consequently, you will recognize capital gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
     Not Essentially Equivalent to a Dividend. If (a) you exercise no control over the affairs of Citizens Effingham (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in Citizens Effingham is minimal, and (c) your post-Reclassification ownership percentage is less than your pre-Reclassification ownership percentage, then your receipt of cash is “not essentially equivalent to a dividend,” and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.
Capital Gain and Loss
     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than one (1) year generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for one (1) year or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
Backup Withholding
     Shareholders who exercise dissenters’ rights and receive cash in the Reclassification would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Reclassification to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the Reclassification. Failure to provide such information may result in backup withholding at a rate of 28%.
     As explained above, the amounts paid to you as a result of exercising dissenters’ rights in the Reclassification may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the Reclassification set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Reclassification, in light of your specific circumstances.
Pro Forma Effect of the Reclassification
     The following selected pro forma financial data illustrates the pro forma effect of the Reclassification on Citizens Effingham’s financial statements for the three months ended March 31, 2006 and for the year ended December 31, 2005. Management has prepared this information based on its estimate that 70,320 shares of Citizens Effingham common stock will be reclassified into 70,320 shares of preferred stock in the Reclassification, that a payment of $36,260 ($.050 per share) will be made to those shareholders receiving preferred stock, and that the cost of the Reclassification will be $80,000. Please see “Pro Forma Consolidated Financial Information” beginning on page 53 for the complete pro forma financial information relating to this transaction.
Selected Pro Forma Consolidated Financial Data

	All Accept Preferred Shares
	As of and for the	As of and for
	three months ended	the year ended
(In thousands except per share data)	March 31, 2006	December 31, 2005
Net interest income	$1,864	$6,703
Provision for loan losses	126	438
Other income	348	951
Other expense	950	3,524
Income tax expense	410	1,318
Net income	$726	$2,374

PER COMMON SHARE
Basic earnings per share	$1.42	$4.64
Diluted earnings per share	1.42	4.64
Book value	$24.16	$22.87

AT PERIOD END
Assets	$168,894	$154,448
Shareholders’ equity	$12,368	$11,709
Common shares outstanding	441,680	441,680
Preferred shares outstanding	70,320	70,320

Weighted average common shares outstanding	441,680	441,680
Weighted average preferred shares outstanding	70,320	70,320

Ratio of earnings to fixed charges	$11.00	$12.36

Selected Pro Forma Consolidated Financial Data

	All Demand Appraisal Rights
	As of and for the	As of and for
	three months ended	the year ended
(In thousands except per share data)	March 31, 2006	December 31, 2005
Net interest income	$1,845	$6,627
Provision for loan losses	126	438
Other income	330	881
Other expense	950	3,524
Income tax expense	397	1,268
Net income	$702	$2,278

PER COMMON SHARE
Basic earnings per share	$1.59	$5.16
Diluted earnings per share	1.59	5.16
Book value	$19.77	$18.28

AT PERIOD END
Assets	$166,774	$152,328
Shareholders’ equity	$8,732	$8,073
Common shares outstanding	441,680	441,680
Preferred shares outstanding	0	0

Weighted average shares outstanding	441,680	441,680

Ratio of earnings to fixed charges	$8.26	$8.50

INFORMATION REGARDING THE
SPECIAL MEETING OF SHAREHOLDERS
Time and Place of Meeting
     We are soliciting proxies through this proxy statement for use at the special meeting of Citizens Effingham shareholders. The special meeting will be held at 5:30 p.m. on September 12, 2006, at 802 South Laurel Street, Springfield, Georgia 31329.
Record Date and Mailing Date
     The close of business on August 4, 2006 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about August 11, 2006.
Number of Shares Outstanding
     As of the close of business on the record date, Citizens Effingham had 10,000,000 shares of common stock, $1.00 par value, authorized, of which 512,000 shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.
Proposals to be Considered
     The Reclassification. Shareholders will be asked to vote on the Articles of Amendment, which provide for the Reclassification of each share of Citizens Effingham common stock held by record holders of 500 or fewer shares of Citizens Effingham common stock into one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. The terms of the Articles of Amendment and the Reclassification are described beginning on page 40. The full text of the Articles of Amendment is set forth in Appendix A to the enclosed proxy statement. The Reclassification is designed to reduce Citizens Effingham’s number of shareholders of record to below 300.
Dissenters’ Rights
     Shareholders are entitled to dissenters’ rights in connection with the Articles of Amendment. See “Approval of the Articles of Amendment—Dissenters’ Rights” on page 42.
Procedures for Voting by Proxy
     If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of the Articles of Amendment and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.
     You can revoke your proxy at any time before it is voted by delivering to Citizens Effingham’s Corporate Secretary, 802 South Laurel Street, Springfield, Georgia 31329, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval
     A quorum will be present at the meeting if a majority of the outstanding shares of Citizens Effingham common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.
     Approval of the Articles of Amendment requires the affirmative vote of a majority of the votes entitled to be cast. On May 30, 2006, Citizens Effingham’s directors and executive officers beneficially owned, directly or indirectly, 113,560 shares, representing approximately 22.10% of the outstanding shares of common stock as of that date. Every director and executive officer has indicated that he or she intends to vote his or her shares in favor of the Articles of Amendment.
     Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than voted against the matter.
     Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the 512,000 shares outstanding as of the record date, a quorum will consist of 256,001 shares represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Articles of Amendment in order to approve them. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the proposal to approve the Articles of Amendment would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against approval of the Articles of Amendment, even though it would not be counted in the voting tally as such. Additionally, abstentions will not affect the outcome of any other proposal properly brought before the meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.
     Broker Non-Votes. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in his or her own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in their own discretion with respect to the proposal to approve the Articles of Amendment. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the approval of the Articles of Amendment but will not affect the outcome of any other proposal properly brought before the meeting.
Solicitation of Proxies
     Proxies are being solicited by our board of directors, and Citizens Effingham pays all costs for such solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL – APPROVAL OF THE ARTICLES OF AMENDMENT
Description of the Articles of Amendment
     Parties to the Reclassification.
     Citizens Effingham Bancshares, Inc. Citizens Effingham was incorporated in Georgia in 1997 to act as a bank holding company and to purchase 100% of the issued and outstanding stock of Citizens Bank of Effingham to conduct a general banking business in Springfield, Georgia. Citizens Bank of Effingham opened for business on September 8, 1998. As of March 31, 2006, Citizens Effingham had $169 million in consolidated assets, $150 million in deposits and $12.36 million in shareholders’ equity.
     Structure of the Reclassification. The Articles of Amendment provide for the Reclassification of Citizens Effingham common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders owning 500 or fewer shares of Citizens Effingham common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification plus a cash payment of $0.50 per share. All other shares will remain outstanding and will be unaffected by the Reclassification.
     Determination of Shares “Held of Record.” Shareholders who are the record holders of 500 or fewer shares of Citizens Effingham common stock will receive one share of Series A Preferred Stock for each share of Citizens Effingham common stock they own on the effective date of the Reclassification. A record holder of more than 500 shares will be unaffected. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates (individually, as a joint tenant with someone else, as trustee, and in an IRA), those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, our Articles of Amendment are based on the number of shares held of record without regard to the ultimate control of the shares.
     As a result, a single shareholder with more than 500 shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold 500 or fewer shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing more than 500 shares, or acquire additional shares in the market prior to the effective date of the Reclassification. Additionally, a shareholder who holds 500 or fewer shares of common stock through a broker may be unaffected by the Reclassification if the broker holds an aggregate of more than 500 shares.
     Effect on Outstanding Stock Options. The holders of outstanding stock options issued by Citizens Effingham will continue to hold those securities. The terms of the options will not be affected by the Reclassification.
     Legal Effectiveness. As soon as practicable after shareholder approval, we will file the Articles of Amendment with the Georgia Secretary of State and will send a Letter of Transmittal to all record holders of Citizens Effingham common stock who are entitled to receive Series A Preferred Stock in the Reclassification. The Reclassification will be effective upon the filing of the Articles of Amendment with the Georgia Secretary of State. We anticipate that this will occur in the third quarter of 2006.

     On the effective date of the Reclassification, each shareholder who owns 500 or fewer shares of record immediately prior to the Reclassification will not have any rights as a Citizens Effingham common shareholder and will have only the right to receive Series A Preferred Stock as provided under the Articles of Amendment.
     Exchange of Stock Certificates for Series A Preferred Stock. The Letter of Transmittal will provide the means by which shareholders will surrender their Citizens Effingham common stock certificates and obtain the Series A Preferred Stock certificates to which they are entitled. If certificates evidencing Citizens Effingham common stock have been lost or destroyed, Citizens Effingham may, in its full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Citizens Effingham in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Citizens Effingham and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact Citizens Effingham as soon as possible. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reclassification becomes effective.
     Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their common stock certificates for Series A Preferred Stock certificates in the Reclassification. Citizens Effingham will bear these costs.
     The Letter of Transmittal will be sent to shareholders promptly after the effective date of the Reclassification. Do not send in your common stock certificates until you have received the Letter of Transmittal. Assuming you submit your common stock certificates promptly thereafter, we expect that you will receive your Series A Preferred Stock certificates approximately four weeks after the effective date of the Reclassification.
     Conditions and Regulatory Approvals. Aside from shareholder approval of the Articles of Amendment, the Reclassification is not subject to any conditions or regulatory approvals.
     Termination of Securities Exchange Act Registration. Citizens Effingham’s common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that Citizens Effingham has fewer than 300 shareholders of record. Upon the completion of the Reclassification, Citizens Effingham will have approximately 160 shareholders of record. We intend to apply for termination of the registration of Citizens Effingham’s common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reclassification.
     Termination of registration under the Securities Exchange Act will substantially reduce the information we are required to furnish to our shareholders and to the SEC, and would make some provisions of the Securities Exchange Act no longer applicable to us (e.g., filing of periodic reports and required compliance with the Sarbanes-Oxley Act). Furthermore, Citizens Effingham’s affiliates may be deprived of the ability to dispose of their Citizens Effingham common stock under Rule 144 promulgated under the Securities Act of 1933.
     We estimate that termination of registration of Citizens Effingham common stock under the Securities Exchange Act will save the Company, taking into account expenses of compliance with Section 404 of the Sarbanes-Oxley Act, over $150,000 per year in legal and accounting fees, printing costs, management time and other expenses. See “Special Factors—Effects of the Reclassification on Citizens Effingham” on page 20.

Series A Preferred Stock Issued in Reliance on SEC Exemption.
     We are issuing the shares of Series A Preferred Stock without registration under the Securities Act of 1933 in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for solicitation the exchange. We believe that exemption is available to the Reclassification because we are only issuing the Series A Preferred Stock to our holders of common stock and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange.
Source of Funds and Expenses
     Citizens Effingham will pay all of the expenses related to the Reclassification. We estimate these expenses will be as follows:

SEC filing fees	$300
Legal fees	75,000
Printing and mailing costs	5,000
Miscellaneous	2,700

Total	$83,000

     Citizens Effingham intends to finance the expenses related to the Reclassification with existing working capital.
Dissenters’ Rights
     Pursuant to the provisions of the Georgia Code, Citizens Effingham’s shareholders have the right to dissent from approval of the Articles of Amendment and to receive the fair value of their shares in cash. Holders of Citizens Effingham common stock who fulfill the requirements described below will be entitled to assert dissenters’ rights. Shareholders considering the initiation of a dissenters’ proceeding should review this section in its entirety. A dissenters’ proceeding may involve litigation if the Company and such dissenters cannot agree on the fair value of the Company’s common stock on the effective date of the Reclassification. The Company does not currently have an estimate of the fair value of its common stock, but may determine the fair value by reference to the price paid in recent trades. The last known transaction of which we are aware occurred on May 24, 2006 for a price of $50.00 per share. Alternatively, the Company may hire an expert to render an appraisal of the value of its common stock as of the effective date of the Reclassification.
     Preliminary Procedural Steps. Pursuant to the provisions of Article 13 of the Georgia Code, if the Articles of Amendment are consummated, you must:
•	give to Citizens Effingham, prior to the vote at the special meeting with respect to the approval of the Articles of Amendment, written notice of your intent to demand payment for your shares of Citizens Effingham common stock (hereinafter referred to as “shares”);

•	not vote in favor of the Articles of Amendment; and

•	comply with the statutory requirements summarized below, including :
o	after receipt of Dissenters’ Notice from the Company, demand payment for your shares within the time period specified in the Dissenters’ Notice;

o	deposit your certificates with the Company within the time period specified in the Dissenters’ Notice; and

o	within 30 days of receipt thereof, either accept Citizens Effingham’s offer for payment or notify Citizens Effingham of your own estimate of fair value of your shares.
     If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the Reclassification. While we do not currently have an estimate of your value of our common stock, in the event that shareholders exercise dissenters’ rights, we may determine fair value by reference to the price paid in any recent trades of our common stock. Alternatively, we may hire an expert to render an appraisal of the fair value of the common stock as of the effective date of the Reclassification.
     You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Citizens Effingham in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.
     Written Dissent Demand. Voting against the Articles of Amendment will not satisfy the written demand requirement. In addition to not voting in favor of the Articles of Amendment, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reclassification is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the Articles of Amendment and will not be entitled to assert dissenters’ rights.
     Any written objection to the Articles of Amendment satisfying the requirements discussed above should be addressed to the Corporate Secretary, Citizens Effingham Bancshares, Inc., 802 South Laurel Street, Springfield, Georgia 31329.
     If the shareholders of Citizens Effingham approve the Articles of Amendment at the special meeting, Citizens Effingham must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent within ten (10) days after the effective date of the Reclassification and must:
•	state where dissenting shareholders should send the demand for payment;

•	state where and when dissenting shareholders should deposit certificates for the shares;

•	inform holders of uncertificated shares to what extent the transfer of these shares will be restricted after the demand for payment is received;

•	set a date by which Citizens Effingham must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

•	be accompanied by a copy of Article 13 of the Georgia Code.

     A record shareholder who receives the Dissenters’ Notice must demand payment and deposit his or her certificates with Citizens Effingham in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the Reclassification. A record shareholder who does not demand payment or deposit his or her share certificates as required by the dates set forth in the Dissenters’ Notice is not entitled to payment for his or her shares under Article 13 of the Georgia Code.
     Except as described below, Citizens Effingham must, within ten (10) days of the later of the effective date of the Reclassification or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Citizens Effingham estimates to be the fair value of the shares, plus accrued interest from the effective date of the Reclassification. Citizens Effingham’s offer of payment must be accompanied by:
•	recent financial statements of Citizens Effingham;

•	Citizens Effingham’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the Georgia Code; and

•	a copy of Article 13 of the Georgia Code.
     If the dissenting shareholder accepts Citizens Effingham’s offer by written notice within 30 days after Citizens Effingham’s offer, Citizens Effingham must pay for the shares within 60 days after the latter of the making of the offer or the effective date of the Reclassification.
     If the Reclassification is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Citizens Effingham must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Citizens Effingham must send a new Dissenters’ Notice if the Reclassification is consummated after the return of certificates and repeat the payment demand procedure described above.
     Section 14-2-1327 of the Georgia Code provides that a dissenting shareholder may notify Citizens Effingham in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:
•	he or she believes that the amount offered by Citizens Effingham is less than the fair value of his or her shares or that Citizens Effingham has calculated incorrectly the interest due; or

•	Citizens Effingham, having failed to consummate the Reclassification, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
     A dissenting shareholder waives his or her right to demand payment under Section 14-2-1327 of the Georgia Code unless he or she notifies Citizens Effingham of his or her demand in writing within 30 days after Citizens Effingham makes or offers payment for the dissenting shareholder’s shares. If Citizens Effingham does not offer payment within ten (10) days of the latter of the Reclassification’s effective date or the receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Citizens Effingham’s payment offer, and Citizens Effingham must provide such information within ten (10) days after receipt of the written demand. The shareholder may notify Citizens Effingham of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.
     Litigation. If a demand for payment under Section 14-2-1327 of the Georgia Code remains unsettled, Citizens Effingham must commence a nonjury equity valuation proceeding in the Superior Court of Effingham County, Georgia, within 60 days after receiving the payment demand, and must petition the court to determine the fair value of the shares and accrued interest. If Citizens Effingham does not commence the proceeding within those 60 days, the Georgia Code requires Citizens Effingham to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Citizens Effingham is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.
     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Citizens Effingham, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Citizens Effingham if the court finds Citizens Effingham did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Code, or against either Citizens Effingham or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Code.
     If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Citizens Effingham, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters’ rights may be brought more than three years after the effective date of the Reclassification, regardless of whether notice of the Articles of Amendment and of the right to dissent were given by Citizens Effingham in compliance with the Dissenters’ Notice and payment offer requirements.
     This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the Georgia Code, included as Appendix B to this proxy statement. If you intend to dissent from approval of the Articles of Amendment, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.
     We have not made any provision to grant you access to any of the corporate files of Citizens Effingham, except as may be required by the Georgia Code, or to obtain legal counsel or appraisal services at the expense of Citizens Effingham.
     Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Special Factors—Federal Income Tax Consequences of the Reclassification” on page 38.

INFORMATION ABOUT CITIZENS EFFINGHAM AND ITS AFFILIATES
Directors
     The following table sets forth for each director of the Company (1) the person’s name, (2) his or her age at December 31, 2005, and (3) his or her positions with the Company other than as a director and his or her other business experience for the past five years. All persons listed below have been directors of the Company since its incorporation in April 1997, except Mr. Lee, who became a director in 2004.

NAME (AGE)	BUSINESS EXPERIENCE
Harry Shearouse (59)	President, Chief Executive Officer of the Company and Chairman of the Bank

Jon G. Burns (53)	Owner and Operator of B&S Feed and Farm Supply, Georgia State Legislator

Charles E. Hartzog (69)	Retired Bank Executive

Philip M. Heidt (57)	Owner of Heidt Real Estate Services, Inc. and Real Estate Developer

W. Harvey Kieffer (63)	Real Estate Developer

C. Murray Kight (73)	Real Estate Developer

Michael T. Lee (39)	President and Chief Executive Officer of the Bank

Thomas C. Strickland, Jr. (63)	Owner and Operator of Strickland Funeral Home, Inc. and Real Estate Developer

Mariben M. Thompson (65)	Real Estate and Diversified Investor

H. Mitchell Weitman (59)	Pharmacist

Wendel H. Wilson (60)	Certified Public Accountant, Managing Partner of Wilson & Kessler, C.P.A., and Real Estate Developer
Executive Officers

Harry Shearouse (59)	President, Chief Executive Officer of the Company and Chairman of the Bank

Michael T. Lee (39)	President and Chief Executive Officer of the Bank

Jerry G. Freyermuth (60)	Senior Vice President and Chief Lending Officer of the Bank

Stock Ownership by Affiliates
     The following table sets forth the number and percentage ownership of shares of Citizens Effingham’s common stock beneficially owned as of April 15, 2006 by each director of the Company and by all executive officers and directors as a group. The information shown below is based upon information furnished to the Company by the named persons. Unless otherwise indicated, each person is the record owner and has sole voting and investment power with respect to his or her shares.
     The table also sets forth the number and approximate percentage of shares of Citizens Effingham common stock that the persons named in the table would beneficially own after the effective date of the Reclassification on a pro forma basis, assuming 500 shares are exchanged for Series A Preferred Stock in the Reclassification and there are no changes in the named person’s ownership prior to the effective date of the Reclassification.
     Information relating to beneficial ownership of Citizens Effingham is based upon “beneficial ownership” concepts set forth in rules promulgated under the Securities Exchange Act of 1934, as amended. Under SEC rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares that the person has the right to acquire within the next sixty (60) days (in this case, pursuant to the exercise of options).

	Number of		Percent Beneficial Ownership
	Shares of		of Common Stock
	Common Stock		Before	After
Name	Owned		Reclassification	Reclassification
Jon G. Burns	23,500	(1)	4.59%	5.34%
Charles E. Hartzog	4,500		0.88%	1.02%
Philip M. Heidt	8,550	(2)	1.67%	1.95%
W. Harvey Kieffer	1,010	(3)	0.20%	0.16%
C. Murray Kight	20,600		4.00%	4.66%
Michael T. Lee	4,750	(4)	0.92%	1.07%
Harry H. Shearouse	10,200	(5)	1.99%	2.28%
Thomas C. Strickland, Jr.	16,850	(6)	3.29%	3.83%
Mariben M. Thompson	5,000		0.98%	1.14%
Estate of Thomas O. Triplett, Sr. (Deceased June 2006)	5,000		0.98%	1.14%
H. Mitchell Weitman	5,000		0.98%	1.14%
Wendel H. Wilson	7,300	(7)	1.43%	1.66%
All directors and executive officers as a group (13 persons)	113,060		22.10%	25.71%

(1)	Consists of (i) 18,500 shares owned directly by Mr. Burns, and (ii) 5,000 shares owned by Mr. Burns’ children.

(2)	Consists of (i) 4,329 shares owned directly by Mr. Heidt, (ii) 3,371 shares held an IRA for the benefit of Mr. Heidt, and (iii) 850 shares held by Mr. Heidt’s spouse.

(3)	Consists of (i) 710 shares owned directly by Mr. Kieffer and (ii) 300 shares held by Mr. Kieffer’s spouse.

(4)	Consists of (i) 2,250 shares owned directly by Mr. Lee, and (ii) options to purchase an additional 2,500 shares.

(5)	Consists of (i) 10,000 shares owned directly by Mr. Shearouse and (ii) 200 shares held by Mr. Shearouse’s spouse.

(6)	Consists of (i) 3,850 shares owned directly by Mr. Strickland, (ii) 6,950 shares held in an IRA account for the benefit of Mr. Strickland, (iii) 1,050 shares held in a profit sharing plan for the benefit of Mr. Strickland, (iv) 1,300 shares held by Mr. Strickland’s spouse, (v) 270 shares held in an IRA account for the benefit of Mr. Strickland’s spouse and (vi) 3,430 shares held in a profit sharing plan for the benefit of Mr. Strickland’s spouse.

(7)	Consists of (i) 7,000 shares owned directly by Mr. Wilson, (ii) 100 shares held in a trust in the name of Wendel H. Wilson as trustee for April Moore and (iii) 100 shares held in a trust in the name of Wendel H. Wilson as trustee for Ashley R. Moore, for all of which Mr. Wilson has voting authority.
Recent Affiliate Transactions in Citizens Effingham Stock
     The following table shows all transactions in Citizens Effingham common stock for which consideration was paid involving Citizens Effingham and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later. Unless otherwise indicated, each transaction listed was a private purchase from an unaffiliated shareholder.

Name	Date	No. of Shares	Price per Share	Purchase / Sale
Michael T. Lee	12/2003	250	$30.00	Purchase
Michael T. Lee	09/2004	200	$35.00	Purchase
Michael T. Lee	09/2004	100	$35.00	Purchase
Michael T. Lee	07/2005	500	$35.00	Purchase
Michael T. Lee	08/2005	500	$35.00	Purchase
Philip M. Heidt	09/2005	200	$35.00	Purchase
C. Murray Kight	02/2006	500	$50.00	Purchase
C. Murray Kight	05/2006	100	$50.00	Purchase
Stock Purchases by Citizens Effingham
     During the past two years, Citizens Effingham has not repurchased any shares of its common stock.
Related Party Transactions
     From time to time our directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, may have banking transactions in the ordinary course of business with Citizens Bank of Effingham. Citizens Bank of Effingham’s policy is that any loans or other transactions with those persons or entities (a) are made in accordance with applicable law and Citizens Bank of Effingham’s lending policies; (b) are made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing; and (c) do not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. In addition, all future transactions with our directors, officers and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction.
Market for Common Stock and Dividends
     There is no organized trading market for Citizens Effingham’s common stock and we do not expect an active market for Citizens Effingham common stock to develop after the Reclassification. The common stock has never been listed on an exchange or quotation system. We will not take any steps to cause the shares of Citizens Effingham common stock to become eligible for trading on an exchange or automated quotation system after the Reclassification. Trading activity, as it occurs, takes place in privately negotiated transactions. The Company is aware of only sporadic trades in the Company’s common stock during the past three fiscal years or in 2005 and the trading prices of all stock transactions are not known.

Quarter Ended	High	Low	Shares Traded
December 31, 2005	—	—	—
September 30, 2005	$45.00	$35.00	2,200
June 30, 2005	—	—	—
March 31, 2005	—	—	—

December 31, 2004	—	—	—
September 30, 2004	$35.00	$35.00	300
June 30, 2004	$35.00	$35.00	100
March 31, 2004	—	—	—

December 31, 2003	$30.00	$30.00	250
September 30, 2003	$28.00	$25.00	300
June 30, 2003	$25.00	$25.00	100
March 31, 2003	$25.00	$25.00	1,200
     Citizens Effingham paid cash dividends of $307,199 in 2005, $256,000 in 2004, and no dividends in 2003. Our ability to pay cash dividends and other distributions is influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends and other distributions, if any, will depend upon, among other things, future earnings, the financial condition of Citizens Effingham and Citizens Bank of Effingham, the amount of cash on hand at the holding company level, outstanding debt obligations and limitations on the payment of dividends under any debt obligations, and the requirements imposed by regulatory authorities.
Description of Capital Stock
     The authorized capital stock of Citizens Effingham Bancshares, Inc. consists of 10,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of the record date, 512,000 shares of Citizens Effingham common stock were issued and outstanding and were held of record by approximately 425 shareholders. We estimate the number of shares of Citizens Effingham common stock outstanding after the Reclassification will be approximately 441,680 shares. As of the record date, no shares of Citizens Effingham preferred stock were issued or outstanding. We estimate that the number of shares of Citizens Effingham Series A Preferred Stock outstanding after the Reclassification will be approximately 70,320 shares. The exact number of shares of common stock and Series A Preferred Stock outstanding after the Reclassification will depend on the number of shares of common stock that are reclassified into Series A Preferred Stock. The following summary describes the material terms of Citizens Effingham’s capital stock.
     Common Stock. All holders of Citizens Effingham common stock are entitled to share equally in dividends from funds legally available therefor when, as, and if declared by the board of directors, and upon liquidation or dissolution of Citizens Effingham, whether voluntary or involuntary, to share equally in all assets of Citizens Effingham available for distribution to the common shareholders. Citizens

Effingham may pay dividends in cash, property or shares of common stock, unless Citizens Effingham is insolvent or the dividend payment would render it insolvent. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders. Holders of our common stock do not have any preemptive right to acquire authorized but unissued capital stock of Citizens Effingham. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. Generally, we may issue additional shares of Citizens Effingham common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property.
     Preferred Stock. Our articles of incorporation authorize us to issue up to 10,000,000 shares of preferred stock and provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights.
     Our board has designated 100,000 shares of our authorized preferred stock as Series A Preferred Stock with the rights and limitations described below under “Terms of the Series A Preferred Stock to be Issued in the Reclassification.” These shares of Series A Preferred Stock will be issued to record holders of 500 or fewer shares of our common stock in the Reclassification. As to the remaining shares of authorized preferred stock which will not be issued in this transaction, our board of directors has the authority, without approval of our shareholders, to authorize from time to time the issuance of such stock. Because our board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to holders of any series preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of Series A Preferred Stock to be issued in the Reclassification. Although our board of directors has no intention of doing so at the present time, it could cause the issuance of additional shares of preferred stock, which could discourage an acquisition attempt or other transactions that some or a majority of the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.
Terms of the Series A Preferred Stock to be Issued in the Reclassification
     General. The shares of preferred stock to be issued in the Reclassification will be fully paid and nonassessable shares of preferred stock.
     Rank. The preferred stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the company, ranks senior to the common stock and to all other classes and series of equity securities of the Company, other than any classes or series of equity securities that the company subsequently issued ranking on a parity with, or senior to the preferred stock, as to dividend rights and rights upon liquidation, dissolution or winding-up of the Company. The relative rights and preferences of the preferred stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the board of directors. The preferred stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

     Dividend Rights. Holders of preferred stock are entitled to a preference in the distribution of dividends, when and if declared and paid by Citizens Effingham, so that holders of the preferred shares are entitled to receive dividends in an amount not less than that paid on common shares prior to the receipt of dividends by the holders of common stock. Citizens Effingham is not required to pay any dividends on the preferred stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Citizens Effingham will not accumulate to future periods and will not represent a contingent liability of Citizens Effingham.
     Perpetual Preferred Stock. The preferred stock is referred to as perpetual preferred stock. Under the banking laws, this is defined as preferred stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.
     Voting Rights. Holders of preferred stock are entitled to vote only upon proposals for a consolidation or merger of the Company, a share exchange, or a sale, lease, exchange or transfer of all or substantially all of the Company’s assets (a “Change in Control”) and upon which holders of our common stock are entitled to vote. For those matters on which holders of preferred stock are entitled to vote, such holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Citizens Effingham. When voting on a proposed Change in Control, the holders of preferred stock vote together with the holders of common stock and not as a separate class.
     Conversion Rights. The shares of preferred stock automatically convert to shares of common stock upon a Change in Control, with each share of preferred stock convertible into one share of common stock.
     Liquidation Rights. Holders of preferred stock are entitled to a preference in the distribution of assets of Citizens Effingham in the event of any liquidation, dissolution or winding-up of Citizens Effingham, whether voluntary or involuntary, equal to the greater of book value per share or the amount per share to be paid to common shareholders.
     Preemptive Rights. Holders of preferred stock do not have any preemptive rights to purchase any additional shares of preferred stock or shares of any other class of capital stock of Citizens Effingham that may be issued in the future.
     Antidilution Adjustments. If the number of our outstanding shares of common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the Series A Preferred Stock.
     Redemption Rights. Holders of preferred stock have no right to require that Citizens Effingham redeem their shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
     The following historical financial data is derived from, and qualified by reference to, Citizens Effingham’s Consolidated Financial Statements and the Notes thereto included in its Annual Reports on Form 10-KSB for the years ended December 31, 2005 (see “Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operation” on pages 26 through 31 and “Item 7. Financial Statements” on pages F-1 through F-26) and December 31, 2004 (see “Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operation” on pages 25 through 29 and “Item 7. Financial Statements” on pages 30 through 54). You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the reports listed above and attached as Appendices C and D to this proxy statement.

	As of and for the year ended December 31
(In thousands except per share data)	2005	2004
Net interest income	$6,703	4,813
Provision for loan losses	438	470
Other income	951	839
Other expense	3,408	2,723
Income taxes	1,357	856
Net earnings	$2,451	1,603

PER COMMON SHARE
Basic earnings (loss) per share	$4.79	3.13
Diluted earnings (loss) per share	4.79	3.13
Cash dividends declared	307	256
Book value	$22.87	18.97

AT YEAR END
Loans, net	$121,129	105,422
Earning assets	140,440	121,235
Assets	154,448	128,078
Deposits	137,083	116,077
Shareholders’ equity	$11,709	9,711
Common shares outstanding	512,000	512,000

KEY PERFORMANCE RATIOS
Return on average assets	1.74%	1.38%
Return on average shareholders’ equity	22.89%	17.51%
Net interest margin	5.09%	4.40%
Dividend payout ratio	12.53%	15.97%

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
     The following unaudited pro forma consolidated balance sheet as of March 31, 2006 (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2005, and for the three months ended March 31, 2006 (collectively, the “Pro Forma Statements of Operations”) show the pro forma effect of the Reclassification. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reclassification occurred at December 31, 2005, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reclassification were consummated on January 1, 2005, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Citizens Effingham after consummation of the Reclassification.
     The pro forma information does not purport to represent what Citizens Effingham’s results of operations actually would have been if the Reclassification had occurred on January 1, 2005.

          Pro Forma Balance Sheet

	All Accept	All Demand
	Preferred Stock	Appraisal Rights
	March 31	March 31
(In Thousands)	2006	2006
Assets

Cash and due from banks	$5,395	$3,275
Interest-bearing cash	887	887
Federal funds sold	14,590	14,590

Total cash and cash equivalents	20,872	18,752

Securities available for sale, at fair value	16,879	16,879
Federal Home Loan Bank stock, restricted, at cost	344	344

Loans, net of unearned income	124,126	124,126
Less: allowance for loan losses	(1,788)	(1,788)

Loans, net	122,338	122,338

Bank premises and equipment, net	4,024	4,024
Accrued interest receivable	1,295	1,295
Cash surrender value life insurance	2,224	2,224
Other real estate and repossessed assets	11	11
Other assets and accrued income	907	907

Total Assets	$168,894	$166,774

Liabilities and Shareholders’ Equity

Deposits:
Non-interest bearing	$23,361	$23,361
Interest bearing	126,909	126,909

Total deposits	150,270	150,270

Accrued interest payable	759	759
Subordinated debentures	3,093	3,093
Other borrowed funds	1,950	3,466
Other liabilities and accrued expenses	454	454

Total liabilities	156,526	158,042

Stockholders’ Equity:
Common stock, $1 par value, authorized 20,000,000 shares, issued and outstanding 439,480 shares	442	512
Preferred stock	70	0
Paid-in capital surplus	4,608	4,608
Retained earnings	7,495	7,375
Accumulated other comprehensive income	(247)	(247)

Total	12,368	12,248

Less treasury stock	0	3,516

Total stockholders equity	12,368	8,732

Total Liabilities and Stockholders’ Equity	$168,894	$166,774

          Pro Forma Statements of Operations

	Year Ended	Three Months Ended
	December 31,	March 31
(In thousands, except per share data)	2005	2006
Interest Income:
Interest and fees on loans	$9,066	$2,731
Income on federal funds sold	162	82
Interest on investment securities	545	166

Total interest income	9,773	2,979

Interest Expense:
Deposits	2,878	1,049
Subordinated debentures	128	50
Other interest expense	64	16

Total interest expense	3,070	1,115

Net interest income before provision for loan losses	6,703	1,864
Less — provision for loan losses	(438)	(126)

Net interest income after provision for loan losses	6,265	1,738

Other Operating Income:
Service charges on deposit accounts	434	105
Other service charges, commissions and fees	396	208
Gain on sale of other real estate	—	—
Gain on sale of investment securities	2	—
Other income	119	35

Total other operating income	951	348

Other Operating Expense:
Salaries	1,491	406
Employee Benefits	344	101
Net occupancy expense	141	41
Equipment rental and depreciation of equipment	301	47
Other expenses	1,247	355

Total other operating expenses	3,524	950

Income Before Income Taxes	3,692	1,136

Provision for income taxes	(1,318)	410

Net Income	$2,374	$726

Income Per Share:
Basic	$4.64	$1.42

Diluted	4.64	1.42

OTHER MATTERS
     The board of directors of the Company knows of no other matters that may be brought before the meeting. If, however, any matter other than the Reclassification should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders. If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC’s public reference facilities located at 100 F Street, NW, Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330, or via the SEC’s website at www.sec.gov.
     We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the Reclassification. This proxy statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.
August 10, 2006

APPENDIX A
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CITIZENS EFFINGHAM BANCSHARES, INC.
I.
     Article II of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to incorporate therein as Article II (a) the designation of the rights, privileges, preferences, and limitations of the Series A Preferred Stock as set forth in Attachment I to these Articles of Amendment.
II.
     The designation, rights, preferences, and limitations pertaining to the Series A Preferred Stock set forth in Attachment I hereto were duly adopted by the Board of Directors of the Corporation by resolutions dated May 20, 2005, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, which authorize the issuance of up to 10,000,000 Shares of Preferred Stock, and by Section 14-2-602 of the Georgia Business Corporation Code.
[Signature follows on next page.]

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be the Amended and Restated Articles of Incorporation to be signed by its duly authorized officer, this                      day of                                          2006.

CITIZENS EFFINGHAM BANCSHARES, INC.

By:

Harry H. Shearouse
President

ATTACHMENT 1
CITIZENS EFFINGHAM BANCSHARES, INC.
SERIES A PREFERRED STOCK
Relative Rights and Preferences and Other Terms
As Designated By the Board of Directors
     1. Designation and Initial Number. The class of shares of Preferred Stock hereby authorized shall be designated the “Series A Preferred Stock.” As used hereinafter, the term “Preferred Stock” without designation shall refer to shares of Series A Preferred Stock. The initial number of authorized shares of the Preferred Stock shall be 100,000 shares.
     2. Rank. The Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The relative rights and preferences of the Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.
     3. Voting Rights. The holders of the Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a consolidation or merger of the corporation, a share exchange or a sale, lease, exchange or transfer of all or substantially all of its assets as an entirety (a “Change of Control”), upon which the holders of the Common Stock are entitled to vote. On those matters in which the holders of Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner. The holders of Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.
     4. Dividend Rights. The holders of shares of Preferred Stock shall be entitled to a preference in the distribution of dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefore, dividends in a per share amount not less than that paid on the shares of Common Stock prior to the payment of any dividends to the holders of the Common Stock. The shares of Preferred Stock shall be non-cumulative with respect to dividends, and the corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.
     5. Redemption Rights. None.
     6. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Preferred Stock shall be entitled to be paid in full (on a per share basis) the greater of the net book value of the shares of Preferred Stock as determined under generally accepted accounting principals or the amount paid to the holders of Common Stock. To the extent such payment shall have been made in full to the holders of the Preferred Stock, all other series of preferred stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Preferred Stock, and all other shares on a parity with the Preferred Stock, then the holders of Preferred Stock and all other shares on a parity with the Preferred Stock, share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 6.
     7. Convertibility. The Preferred Stock shall automatically convert into shares of the corporation’s Common Stock, on the basis of one share of Common Stock for each share of Preferred Stock, immediately prior to the closing of a Change of Control; provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control, and the holder entitled to receive the Common Stock upon conversion of the Preferred Stock shall be deemed to have converted such shares of Preferred Stock immediately prior to the closing of such Change of Control. If the shares of Preferred Stock shall be converted into Common Stock pursuant to this Section 7, the shares which are converted shall be cancelled and shall not be issuable by this corporation thereafter.
     8. Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Preferred Stock.
     9. Registration Rights. None.
     10. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the Georgia Business Corporation Code, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.
     11. General Provisions. In addition to the above provisions with respect to the Preferred Stock, such Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.
     12. Definitions. As used herein with respect to the Preferred Stock, the following terms have the following meanings:
          a. The term “parity stock” means all series of preferred stock (including but not limited to Preferred Stock) and any other class of stock of the corporation hereafter authorized ranking on a parity with the Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.
          b. The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which preferred stock, including without limitation the Preferred Stock, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.
     13. Notices. All notices required or permitted to be given by the corporation with respect to the Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice.

APPENDIX B
ARTICLE 13 OF THE
GEORGIA BUSINESS CORPORATION CODE

14-2-1301. Definitions.
As used in this article, the term:
     (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
     (2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.
     (3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
     (4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
     (5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
     (6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
     (7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
     (8) “Shareholder” means the record shareholder or the beneficial shareholder.
14-2-1302. Right to dissent.
     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
          (1) Consummation of a plan of merger to which the corporation is a party:
               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:
                    (i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;
                    (ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and
                    (iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or
               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
          (4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or
          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenters’ rights.
     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.
14-2-1303. Dissent by nominees and beneficial owners.
     A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320. Notice of dissenters’ rights.
     (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
     (b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
14-2-1321. Notice of intent to demand payment.
     (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:
          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
          (2) Must not vote his shares in favor of the proposed action.
     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
14-2-1322. Dissenters’ notice.
     (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
     (b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
          (4) Be accompanied by a copy of this article.
14-2-1323. Duty to demand payment.
     (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.
14-2-1324. Share restrictions.
     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
     (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
14-2-1325. Offer of payment.
     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
     (b) The offer of payment must be accompanied by:
          (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
          (2) A statement of the corporation’s estimate of the fair value of the shares;
          (3) An explanation of how the interest was calculated;
          (4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and
          (5) A copy of this article.
     (c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
14-2-1326. Failure to take action.
     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.
     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.
14-2-1330. Court action.
     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
14-2-1331. Court costs and counsel fees.
     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
14-2-1332. Limitation of actions.
     No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

APPENDIX C
FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION
AND ANALYSIS FOR THE QUARTER ENDED MARCH 31, 2006

Citizens Effingham Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets
March 31, 2006 and December 31, 2005

	(Unaudited)	(Audited)
	March 31,	December 31,
	2006	2005
Assets

Cash and due from banks	$5,395,206	$5,659,677
Interest-bearing cash	886,348	384,989
Federal funds sold	14,590,000	3,844,000

Total cash and cash equivalents	20,871,554	9,888,666

Securities available for sale, at fair value	16,878,687	14,737,959
Federal Home Loan Bank stock, restricted, at cost	344,000	344,000

Loans, net of unearned income	124,125,882	122,809,793
Less: allowance for loan losses	(1,787,506)	(1,680,541)

Loans, net	122,338,376	121,129,252

Bank premises and equipment, net	4,023,932	4,044,522
Accrued interest receivable	1,294,732	1,279,814
Cash surrender value life insurance	2,224,228	2,201,032
Other assets and accrued income	918,230	823,188

Total Assets	$168,893,739	$154,448,433

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing	$23,360,522	$20,705,878
Interest-bearing	126,909,136	116,377,530

Total deposits	150,269,658	137,083,408

Accrued interest payable	758,769	586,342
Subordinated debentures	3,093,000	3,093,000
Other borrowed funds	1,950,000	1,950,000
Other liabilities and accrued expenses	454,337	27,135

Total liabilities	156,525,764	142,739,885

Stockholders’ Equity:
Common stock, $1 par value, authorized 20,000,000 shares, issued and outstanding 512,000 shares	512,000	512,000
Paid-in capital surplus	4,608,000	4,608,000
Retained earnings	7,494,535	6,768,092
Accumulated other comprehensive loss	(246,560)	(179,544)

Total stockholders’ equity	12,367,975	11,708,548

Total Liabilities and Stockholders’ Equity	$168,893,739	$154,448,433

Citizens Effingham Bancshares, Inc. and Subsidiary
Consolidated Statements of Income
For the Three Months Ended March 31, 2006 and 2005
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Interest Income:
Interest and fees on loans	$2,730,819	$1,943,819
Income on federal funds sold	82,500	30,824
Interest on investment securities	155,593	93,801
Other interest and dividend income	10,111	2,587

Total interest income	2,979,023	2,071,031

Interest Expense:
Deposits	1,049,367	561,454
Subordinated debentures	50,139	—
Other interest expense	15,688	15,420

Total interest expense	1,115,194	576,874

Net interest income before provision for loan losses	1,863,829	1,494,157
Less — provision for loan losses	(126,000)	(126,000)

Net interest income after provision for loan losses	1,737,829	1,368,157

Other Operating Income:
Service charges on deposit accounts	104,681	102,909
Other service charges, commissions and fees	207,921	77,932
Gain on sale of other real estate	—	5,000
Other income	35,677	32,566

Total other operating income	348,279	218,407

Other Operating Expense:
Salaries	405,792	305,861
Employee Benefits	101,156	84,159
Net occupancy expense	41,003	30,983
Equipment rental and depreciation of equipment	47,096	62,406
Other expenses	354,345	233,815

Total other operating expenses	949,392	717,224

Income Before Income Taxes	1,136,716	869,340
Provision for income taxes	(410,273)	(304,802)

Net Income	$726,443	$564,538

Income Per Share:
Basic	$1.42	$1.10

Diluted	$1.42	$1.10

*	Net Income / weighted average outstanding shares of 512,000.

Citizens Effingham Bancshares, Inc. and Subsidiary
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2006 and 2005
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Cash Flows from Operating Activities:
Net income	$726,443	$564,538
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	126,000	126,000
Depreciation	56,542	41,606
Gain on the sale of other real estate	—	5,000
Changes in accrued income and other assets	(92,412)	(222,380)
Changes in accrued expenses and other liabilities	599,629	356,820

Net cash provided by operating activities	1,416,202	871,584

Cash Flows from Investing Activities:
Net change in loans to customers	(1,335,124)	(6,124,946)
Purchase of securities available for sale	(2,492,921)	(2,490,710)
Proceeds from maturities, calls and paydowns of securities available for sale	244,433	666,966
Purchase of Federal Home Loan Bank stock	—	(37,500)
Property and equipment expenditures	(35,952)	(497,701)
Investment in statutory trust	—	(93,000)

Net cash used in investing activities	(3,619,564)	(8,576,891)

Cash Flows from Financing Activities:
Net change in deposits	13,186,250	8,125,533
Proceeds from issuance of subordinated debentures	—	3,093,000

Net cash provided by financing activities	13,186,250	11,218,533

Net Increase in Cash and Cash Equivalents	10,982,888	3,513,226
Cash and Cash Equivalents, Beginning of Period	9,888,666	7,959,126

Cash and Cash Equivalents, End of Period	$20,871,554	$11,472,352

Supplemental Cash Flow Information:
Cash paid for interest	$1,101,493	$505,490

Cash paid for income taxes	$—	$181,000

Citizens Effingham Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(Unaudited)
(1)	Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information, and with the instructions to Form 10-QSB and Item 310 (b) of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. For further information refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

(2)	Other Comprehensive Loss

During the three months ended March 31, 2006, the Company had unrealized holding losses on investment securities which were reported as comprehensive income. An analysis of accumulated other comprehensive loss since December 31, 2005 is as follows:

Accumulated other comprehensive loss at December 31, 2005	$(179,544)
Other comprehensive loss, net of tax:
Change in unrealized loss on securities available for sale net of deferred income tax expense of $(34,524)	(67,016)
Less: Reclassification adjustment for gains realized in net income	—

Accumulated other comprehensive loss at March 31, 2006	$(246,560)

(3)	Supplemental Financial Data

Components of other operating expenses greater than 1% of total interest income and other income for the periods ended March 31, 2006 and 2005 are:

	Three Months Ended
	March 31
	2006	2005
Legal and accounting	$50,520	$23,885
Supplies/printing	40,888	20,407
Data processing	23,405	35,018

Citizens Effingham Bancshares, Inc. and Subsidiary
Item 2. Management’s Discussion and Analysis or Plan of Operation
For Each of the Three Months in the Periods Ended
March 31, 2006 and 2005
The following discussion of financial condition as of March 31, 2006 compared to December 31, 2005, and the results of operations for the three months ended March 31, 2006 compared to the three months ended March 31, 2005 should be read in conjunction with the condensed financial statements and accompanying footnotes appearing in this report.
Advisory Note Regarding Forward-Looking Statements
The statements contained in this report on Form 10-QSB that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this report that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of us to be materially different from those expressed or implied by such forward-looking statements. Although we believe that our expectations of future performance are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.
Factors which could cause actual results to differ from expectations include, among other things:
•	the challenges, costs and complications associated with the continued development of our branches;

•	the potential that loan charge-offs may exceed the allowance for loan losses or that such allowance will be increased as a result of factors beyond the control of us;

•	our dependence on senior management;

•	competition from existing financial institutions operating in our market areas as well as the entry into such areas of new competitors with greater resources, broader branch networks and more comprehensive services;

•	adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions);

•	changes in deposit rates, the net interest margin, and funding sources;

•	inflation, interest rate, market, and monetary fluctuations;

•	risks inherent in making loans including repayment risks and value of collateral;

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses;

•	fluctuations in consumer spending and saving habits;

•	the demand for our products and services;

•	technological changes;

•	the challenges and uncertainties in the implementation of our expansion and development strategies;

•	the ability to increase market share;

•	the adequacy of expense projections and estimates of impairment loss;

•	the impact of changes in accounting policies by the Securities and Exchange Commission;

•	unanticipated regulatory or judicial proceedings;

•	the potential negative effects of future legislation affecting financial institutions (including without limitation laws concerning taxes, banking, securities, and insurance);

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

Citizens Effingham Bancshares, Inc. and Subsidiary
Item 2. Management’s Discussion and Analysis or Plan of Operation
For Each of the Three Months in the Periods Ended
March 31, 2006 and 2005
•	the timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet;

•	the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts;

•	other factors described in this report and in other reports we have filed with the Securities and Exchange Commission; and

•	Our success at managing the risks involved in the foregoing.
Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of unanticipated events.
CRITICAL ACCOUNTING POLICIES
Allowance for Loan Losses — A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers’ financial data, and borrowers’ operating factors such as cash flows, operating income or loss, etc.
The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.
Management’s periodic evaluation of the adequacy of the allowance also considers impaired loans and takes into consideration the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay, estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank’s regulators or its economic environment will not require further increases in the allowance.
General
Citizens Effingham Bancshares, Inc. (the Company) operates as a bank holding company with a one bank subsidiary. The Company owns 100% of the outstanding stock of Citizens Bank of Effingham (the Bank). The Bank began operations in September 1998 and operates as a state chartered bank with banking offices in Springfield, Rincon and Guyton, Georgia. The Company provides a variety of financial services to individuals and small business through its offices in south Georgia. Its primary deposit products are savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans. During the third quarter of 2005, a site for a future banking office was acquired in Port Wentworth, Georgia.

Citizens Effingham Bancshares, Inc. and Subsidiary
Item 2. Management’s Discussion and Analysis or Plan of Operation
For Each of the Three Months in the Periods Ended
March 31, 2006 and 2005
Interim Financial Condition
Citizens Effingham Bancshares, Inc. (the Company) reported total assets of $168,893,739 as of March 31, 2006, compared to $154,448,433 at December 31, 2005. The most significant changes in the composition of assets were on federal funds sold from $3,844,000 to $14,590,000, an increase in loans from $122,809,793 to $124,125,882, an increase in securities available for sale from $14,737,959 to $16,878,687.
Asset Quality
Nonperforming assets which include non-accruing loans, repossessed collateral and loans for which payments are more than 90 days past due totaled $192,000 at March 31, 2006, an increase of $122,000 from December 31, 2005.
There were no related party loans which were considered nonperforming at March 31, 2006. The composition of the nonperforming assets is presented in the following table:

	March 31,	December 31,
	2006	2005
Loans on nonaccrual	$192,000	$—
Loans greater than 90 days past due	—	1,000
Other real estate owned	—	69,000

Total nonperforming assets	$192,000	$70,000

Total nonperforming assets as a percentage of total loans (gross) and other real estate	0.15%	0.06%

The allowance for loan losses totaled $1,787,506 at March 31, 2006, a net increase of $106,965 from December 31, 2005. The allowance for loan losses represented 1.44% and 1.37% of total loans at March 31, 2006 and December 31, 2005, respectively. An analysis of the allowance for loan losses since December 31, 2005 follows:

Allowance for loan losses at December 31, 2005	$1,680,541

Charge-offs:
Commercial	30,028
Real Estate	—
Installment	2,839

Total	32,867

Recoveries:
Commercial	9,958
Real Estate	1,999
Installment	1,875

Total	13,832

Provision charged to income	126,000

Allowance for loan losses at March 31, 2006	$1,787,506

Citizens Effingham Bancshares, Inc. and Subsidiary
Item 2. Management’s Discussion and Analysis or Plan of Operation
For Each of the Three Months in the Periods Ended
March 31, 2006 and 2005
The loan portfolio is reviewed periodically to evaluate the outstanding loans and to measure the performance of the portfolio and the adequacy of the allowance for loan losses. This analysis includes a review of delinquency trends, actual losses, and internal credit ratings. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be reasonable. However, because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional allocations to the allowance will not be required.
The Bank was most recently examined by its primary regulatory authority in July 2005. There were no recommendations by the regulatory authority that in management’s opinion will have material effects on the Bank’s liquidity, capital resources or operations.
Results of Operations
Net interest income before provision for loan losses for the first quarter of 2006 was $1,863,829, an increase of $369,672 (24.7%) compared to the same period for 2005. Interest income for the first quarter of 2006 was $2,979,023 representing an increase of $907,992 (43.8%) over the same period in 2005. The increase in interest income was due to an increase in interest rates on loans and the increase in average loan balances. Interest expense for the first quarter of 2006 increased $538,320 (93.3%) compared to the same period in 2005. The increase in interest expense is primarily due to an increase in average interest rates charged on interest-bearing deposits and a growth in average deposit balances.
Amounts charged to expense related to the allowance for loan losses for the three months ended March 31, 2006 and 2005 were $126,000 for each period.
Other operating income for the first quarter of 2006 was $348,279, an increase of $129,872 (59.5%) compared to the same period in 2005.
Other operating expenses for the first quarter of 2006 were $949,392, an increase of $232,168 (32.4%) compared to the same period for 2005. The increase is primarily attributable to an increase of employee salaries, benefits, and other expenses.
Liquidity
The Bank’s liquid assets as a percentage of total deposits were 13.9% at March 31, 2006, compared to 7.2% at December 31, 2005. The Company has approximately $6,000,000 in available federal fund lines of credit with correspondent banks. There were no advances outstanding on these lines as of March 31, 2006 and December 31, 2005. The Company also has approximately $16,900,000 in an available line of credit with the Federal Home Loan Bank. The Company had $1,950,000 advanced on these lines as of March 31, 2006 and December 31, 2005. At least monthly, management analyzes the level of off-balance sheet commitments such as unfunded loan equivalents, loan repayments, maturity of investment securities, liquid investment and available fund lines in an attempt to minimize the possibility that a potential shortfall will exist.

Citizens Effingham Bancshares, Inc. and Subsidiary
Item 2. Management’s Discussion and Analysis or Plan of Operation
For Each of the Three Months in the Periods Ended
March 31, 2006 and 2005
Capital
The capital of the Company totaled $12,367,975 as of March 31, 2006. The capital of the Company and the Bank exceeded all prescribed regulatory capital guidelines. Regulations require that the most highly rated banks maintain a Tier 1 leverage ratio of 3% plus an additional cushion of at least 1 to 2 percentage points. Tier 1 capital consists of common stockholders’ equity, less certain intangibles. The Bank’s Tier 1 leverage ratio was 9.71% at March 31, 2006, compared to 9.85% at December 31, 2005. Regulations require that the Bank maintain a minimum total risk weighted capital ratio of 8%, with one-half of this amount, or 4%, made up of Tier 1 capital. Risk-weighted assets consist of balance sheet assets adjusted by risk category, and off-balance sheet assets or equivalents similarly adjusted. At March 31, 2006, the Bank had a risk-weighted total capital ratio of 12.85% compared to 12.70% at December 31, 2005, and a Tier I risk-weighted capital ratio of 11.60%, compared to 11.45 at December 31, 2005.
Investment Securities
At March 31, 2006, the Bank had $16,878,687 in investment securities available for sale. The net unrealized loss on securities available for sale, net of deferred tax benefit, was $246,560 on March 31, 2006. During the period ended March 31, 2006, the Bank purchased $2,492,921 in investment securities available for sale. Also, as of March 31, 2006, the maturities, calls and principal paydowns of investment securities totaled $244,433 resulting in neither a gain nor a loss. The Bank invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable and tax-exempt securities.

APPENDIX D
FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION
AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2005

ITEM 7. FINANCIAL STATEMENTS

Thigpen, Jones, Seaton & Co., P.C.	Frank W. Seaton, Jr., CPA
Tracy G. Smith, CPA
CERTIFIED PUBLIC ACCOUNTANTS	Grayson Dent, CPA
BUSINESS CONSULTANTS	Robyn T. Tanner, CPA
1004 Hillcrest Parkway • P.O. Box 400	Rhonda M. Norris, CPA
Dublin, Georgia 31040-0400	Spencer L. Tydings, CPA
Tel 478-272-2030 • Fax 478-272-3318	Becky G. Hines, CPA
E-mail tjs@tjscpa.com	Donna H. Lumley, CPA
Lori Y. Norton, CPA
Cristi H. Jones, CPA
Matthew C. Jones, CPA
Robert E. Thigpen, Jr., CPA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Citizens Effingham Bancshares, Inc. and Subsidiary
     We have audited the accompanying consolidated balance sheets of Citizens Effingham Bancshares, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of changes in shareholders’ equity, income, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Effingham Bancshares, Inc. and Subsidiary at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
February 10, 2006
Dublin, Georgia

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2005	2004
Assets

Cash and due from banks	$5,659,677	$2,610,499
Interest-bearing cash	384,989	1,627
Federal funds sold	3,844,000	5,347,000

Total cash and cash equivalents	9,888,666	7,959,126

Securities available for sale, at fair value	14,737,959	8,903,137
Federal Home Loan Bank stock, restricted, at cost	344,000	306,500

Loans, net of unearned income	122,809,793	106,675,834
Less — allowance for loan losses	(1,680,541)	(1,253,685)

Loans, net	121,129,252	105,422,149

Bank premises and equipment, net	4,044,522	2,188,877
Other real estate	—	140,000
Accrued interest receivable	1,279,814	637,618
Cash surrender value life insurance	2,201,032	2,108,248
Other assets	823,188	412,702

Total Assets	$154,448,433	$128,078,357

Liabilities and Shareholders’ Equity

Deposits:
Non-interest bearing	$20,705,878	$17,231,585
Interest bearing	116,377,530	98,845,797

Total deposits	137,083,408	116,077,382

Junior subordinated debentures	3,093,000	—
Other borrowings	1,950,000	1,950,000
Accrued interest payable	586,342	303,904
Accrued expenses and other liabilities	27,135	36,364

Total liabilities	142,739,885	118,367,650

Shareholders’ Equity:
Common stock, $1 par value, authorized 20,000,000 shares, issued and outstanding 512,000 shares	512,000	512,000
Paid-in capital surplus	4,608,000	4,608,000
Retained earnings	6,768,092	4,623,911
Accumulated other comprehensive loss	(179,544)	(33,204)

Total shareholders’ equity	11,708,548	9,710,707

Total Liabilities and Shareholders’ Equity	$154,448,433	$128,078,357

See Accompanying Notes to Consolidated Financial Statements

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Accumulated
		Paid-in		Other
	Common	Capital	Retained	Comprehensive
	Stock	Surplus	Earnings	Income (Loss)	Total
Balance, December 31, 2002	$512,000	$4,608,000	$2,147,179	$196,139	$7,463,318
Cash dividends	—	—	—	—	—
Comprehensive income:
Net income	—	—	1,130,074	—	1,130,074
Valuation allowance adjustment on securities available for sale	—	—	—	(125,716)	(125,716)

Total comprehensive income					1,004,358

Balance, December 31, 2003	512,000	4,608,000	3,277,253	70,423	8,467,676

Cash dividends	—		(256,000)	—	(256,000)
Comprehensive income:
Net income	—	—	1,602,658	—	1,602,658
Valuation allowance adjustment on securities available for sale	—	—	—	(103,627)	(103,627)

Total comprehensive income					1,499,031

Balance, December 31, 2004	512,000	4,608,000	4,623,911	(33,204)	9,710,707

Cash dividends	—	—	(307,199)	—	(307,199)
Comprehensive income:
Net income	—	—	2,451,380	—	2,451,380
Valuation allowance adjustment on securities available for sale	—	—	—	(146,340)	(146,340)

Total comprehensive income					2,305,040

Balance, December 31, 2005	$512,000	$4,608,000	$6,768,092	$(179,544)	$11,708,548

See Accompanying Notes to Consolidated Financial Statements

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2005	2004	2003
Interest and Dividend Income:
Interest and fees on loans	$9,066,339	$6,225,419	$5,564,460
Income on federal funds sold	162,085	42,540	46,948
Interest on securities:
Taxable income	511,378	344,529	363,514
Non-taxable income	8,250	8,250	8,250
Other interest and dividend income	24,921	8,913	22,604

Total interest and dividend income	9,772,973	6,629,651	6,005,776

Interest Expense:
Deposits	2,877,873	1,775,879	2,038,755
Other interest expense	191,899	40,409	83,215

Total interest expense	3,069,772	1,816,288	2,121,970

Net interest income before provision for loan losses	6,703,201	4,813,363	3,883,806
Less — provision for loan losses	438,000	470,000	270,000

Net interest income after provision for loan losses	6,265,201	4,343,363	3,613,806

Noninterest Income:
Service charges on deposit accounts	433,510	456,483	445,659
Other service charges, commissions and fees	396,409	276,928	183,132
Gain on sales / calls of investment securities	1,880	—	—
Other income	119,004	105,707	32,349

Total noninterest income	950,803	839,118	661,140

Noninterest Expense:
Salaries	1,491,057	1,141,964	1,058,299
Employee benefits	343,859	269,244	236,065
Net occupancy expense	141,205	114,438	105,802
Equipment rental and depreciation of equipment	300,514	248,718	233,193
Loss on sale of other real estate	13,068	6,213	—
Other expenses	1,118,307	942,096	920,319

Total noninterest expense	3,408,010	2,722,673	2,553,678

Income Before Income Taxes	3,807,994	2,459,808	1,721,268
Provision for income taxes	1,356,614	857,150	591,194

Net Income	$2,451,380	$1,602,658	$1,130,074

Earnings per share:
Basic	$4.79	$3.13	$2.21

Diluted	$4.79	$3.13	$2.21

See Accompanying Notes to Consolidated Financial Statements

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
Cash Flows from Operating Activities:
Net income	$2,451,380	$1,602,658	$1,130,074
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	438,000	470,000	270,000
Depreciation	209,414	163,180	169,276
Loss on sale of other real estate	13,068	6,213	—
Gain on sales/calls of investment securities	(1,880)	—	—
Net amortization (accretion) of debt securities	23,558	27,433	(100,168)
Change in cash surrender value life insurance	(92,784)	(92,884)	(2,015,364)
Changes in accrued income and other assets	(1,052,682)	(10,858)	(19,527)
Changes in accrued expenses and other liabilities	348,596	73,651	24,705

Net cash provided by (used in) operating activities	2,336,670	2,239,393	(541,004)

Cash Flows from Investing Activities:
Net change in loans to customers	(16,502,194)	(21,340,847)	(3,216,056)
Purchase of available for sale securities	(12,489,869)	(2,500,000)	(6,774,819)
Proceeds from maturities/calls of available for sale securities	6,411,642	2,867,419	5,410,667
Purchase of Federal Home Loan Bank stock	(37,500)	(107,700)	—
Proceeds from redemption of Federal Home Loan Bank stock	—	—	(31,600)
Property and equipment expenditures	(2,065,059)	(464,433)	(157,969)
Proceeds from sales of repossessed assets	484,023	481,102	5,000

Net cash used in investing activities	(24,198,957)	(21,064,459)	(4,764,777)

Cash Flows from Financing Activities:
Net change in deposits	21,006,026	17,828,168	7,959,352
Proceeds from (payment on) Federal Home Loan Bank borrowings	—	(383,333)	(166,667)
Proceeds from issuance of junior subordinated debentures	3,093,000	—	—
Cash dividends paid	(307,199)	(256,000)	—

Net cash provided by financing activities	23,791,827	17,188,835	7,792,685

Net Increase (Decrease) in Cash and Cash Equivalents	1,929,540	(1,636,231)	2,486,904
Cash and Cash Equivalents, Beginning of Year	7,959,126	9,595,357	7,108,453

Cash and Cash Equivalents, End of Year	$9,888,666	$7,959,126	$9,595,357

See Accompanying Notes to Consolidated Financial Statements

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
A.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
1.	Principles of Consolidation — The consolidated financial statements include the accounts of Citizens Effingham Bancshares, Inc. (the “Company”) and its wholly owned subsidiary, Citizens Bank of Effingham (the “Bank”). All significant intercompany balances and transactions have been eliminated in consolidation.

2.	Reporting Entity — The Bank began operations in September 1998, as Citizens Bank of Effingham, and operates as a state chartered bank in Springfield, Rincon, and Guyton Georgia. Citizens Effingham Bancshares, Inc. operates as a bank holding company with one bank subsidiary. The Company owns 100% of the outstanding stock of the Citizens Bank of Effingham. The Company provides a variety of financial services to individuals and small businesses through its office in South Georgia. Its primary deposit products are savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans.

3.	Securities — The classification of securities is determined at the date of purchase. Gains or losses on the sale of securities are recognized on a specific identification basis.

Securities available for sale, primarily debt securities, are recorded at fair value with unrealized gains or losses (net of tax effect) excluded from earnings and reported as a component of shareholders’ equity. Securities available for sale will be used as a part of the Company’s interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk and other factors.

Held to maturity securities, primarily debt securities are stated at cost, net of the amortization of premium and the accretion of discount. The Bank intends and has the ability to hold such securities on a long-term basis or until maturity.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts.

The market value of securities is generally based on quoted market prices. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

4.	Loans and Interest Income — Loans are stated at the amount of unpaid principal, reduced by net deferred loan fees, unearned discounts and a valuation allowance for probable loan losses. Interest on simple interest installment loans and other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

5.	Allowance for Loan Losses — The allowance for loan losses is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses. Additions to the allowance for credit losses are made by charges to the provision for credit losses.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
The allowance for loan losses is maintained at a level, which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will not be able to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank’s loans, which have been identified as impaired, have been measured by the fair value of existing collateral.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

6.	Premises and Equipment — Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to operating expenses over the estimated useful lives of the assets and is computed on the straight-line method. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from disposition of property are reflected in operations and the asset account is reduced.

7.	Other Real Estate Owned — Other real estate owned, acquired principally through foreclosure, is stated at the lower of cost or net realizable value. Loan losses incurred in the acquisition of these properties are charged against the allowance for possible loan losses at the time of foreclosure. Subsequent write-downs of other real estate owned are charged against the current period’s expense.

8.	Income Taxes — The Bank reports income under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company and the Bank file a consolidated income tax return. The Bank computes its income tax expense as if it filed an individual return except that it does not receive any portion of the surtax allocation. Any benefits or disadvantages of the consolidation are absorbed by the parent company. The Bank pays its allocation of federal income taxes to the parent company or receives payment from the parent company to the extent that tax benefits are realized.

9.	Cash and Cash Equivalents — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, highly liquid debt instruments purchased with an original maturity of

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
three months or less and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Interest bearing deposits in other banks with original maturities of less than three months are included.

10.	Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

11.	Advertising Costs — It is the policy of the Bank to expense advertising costs as they are incurred. The Bank does not engage in any direct-response advertising and accordingly has no advertising costs reported as assets on its balance sheet. Amounts charged to advertising expense for the years ended December 31, 2005, 2004 and 2003 were $46,635, $22,734 and $21,117, respectively.

12.	Incentive Stock Option Plan — Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock — Based Compensation , encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees , whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

13.	Earnings per Common Share — Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
          Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2005	2004	2003
Net income	$2,451,380	$1,602,658	$1,130,074
Less — preferred stock dividends	—	—	—

Net income applicable to common stock	$2,451,380	$1,602,658	$1,130,074

Average number of common shares outstanding	512,000	512,000	512,000
Effect of dilutive options, warrants, etc.	213	49	—

Average number of common shares outstanding used to calculate diluted earnings per common share	512,213	512,049	512,000

13.	Comprehensive Income — The Company adopted SFAS No. 130, “Reporting Comprehensive Income” as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available–for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company’s net income or shareholders’ equity.

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,
	2005	2004	2003
Unrealized holding gains (losses) on available-for-sale securities	$(219,847)	$(157,011)	$(190,479)
Reclassification adjustment for gains realized in income	(1,880)	—	—

Net unrealized gains (losses)	(221,727)	(157,011)	(190,479)
Tax effect	75,387	53,384	64,763

Net-of-tax amount	$(146,340)	$(103,627)	$(125,716)

14.	Reclassifications — Certain accounts in the prior-year financial statements have been reclassified to conform with the presentation of current-year financial statements.
B.	INVESTMENT SECURITIES

Debt and equity securities have been classified in the balance sheet according to management’s intent. The following table reflects the amortized cost and estimated market values of investments in debt securities. In addition, gross unrealized gains and gross unrealized losses are disclosed, in accordance with Statement of Position 90-11 of the American Institute of Certified Public Accountants, which is effective for financial statements covering fiscal years ending after December 15, 1990.

The Company did not own any securities classified as held to maturity at December 31, 2005 and 2004.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
The book and market values of securities available for sale are:

	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Market Value
December 31, 2005
Non-mortgage backed debt securities of :
U.S. Treasury Obligations	$9,629,964	$1,808	$(112,812)	$9,518,960
U.S. Agencies	—	—	—	—
State and Political subdivisions	250,000	290	—	250,290
Other Investments	—	—	—	—

Total non-mortgage backed debt securities	9,879,964	2,098	(112,812)	9,769,250
Mortgage backed securities	5,130,031	—	(161,322)	4,968,709
Equity securities	—	—	—	—

Total	$15,009,995	$2,098	$(274,134)	$14,737,959

December 31, 2004
Non-mortgage backed debt securities of :
U.S. Treasury Obligations	$5,262,238	$45,737	$(13,800)	$5,294,175
U.S. Agencies	—	—	—	—
State and Political subdivisions	250,000	5,503	—	255,503
Other Investments	—	—	—	—

Total non-mortgage backed debt securities	5,512,238	51,240	(13,800)	5,549,678
Mortgage backed securities	3,441,207	—	(87,748)	3,353,459
Equity securities	—	—	—	—

Total	$8,953,445	$51,240	$(101,548)	$8,903,137

The book and market values of pledged securities are as follows:

	December 31,
	2005	2004
Book Value	$6,740,006	$7,878,608

Market Value	$6,634,776	$7,912,633

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
The amortized cost and estimated market value of debt securities held as available for sale at December 31, 2005 and 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Available for Sale
		Estimated
December 31, 2005	Amortized Cost	Market Value
Non-mortgage backed securities:
Due in one year or less	$3,002,454	$2,979,490
Due after one year through five years	6,877,510	6,789,760
Due after five years through ten years	—	—
Due after ten years	—	—

Total non-mortgage backed securities	9,879,964	9,769,250
Mortgage backed securities	5,130,031	4,968,709

Total	$15,009,995	$14,737,959

		Estimated
December 31, 2004	Amortized Cost	Market Value
Non-mortgage backed securities:
Due in one year or less	$1,504,114	$1,514,475
Due after one year through five years	4,008,124	4,035,203
Due after five years through ten years	—	—
Due after ten years	—	—

Total non-mortgage backed securities	5,512,238	5,549,678
Mortgage backed securities	3,441,207	3,353,459

Total	$8,953,445	$8,903,137

The market value is established by an independent pricing service as of the approximate dates indicated. The differences between the book value and market value reflect current interest rates and represent the potential loss (or gain) had the portfolio been liquidated on that date. Security losses (or gains) are realized only in the event of dispositions prior to maturity.
At December 31, 2005, the Company did not hold investment securities of any single issuer, other than obligations of the U.S. Treasury and other U.S. Government agencies, whose aggregate book value exceeded ten percent of shareholders’ equity.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	December 31, 2005
	Less Than Twelve Months		More Than Twelve Months
	Unrealized	Estimated	Unrealized	Estimated
Securities Available for Sale	Losses	Market Value	Losses	Market Value
Non-mortgage backed debt securities of :
U.S. Treasury obligations	$66,679	$6,060,310	$46,133	$2,455,450
U.S. Agencies	—	—	—	—
State and Political subdivisions	—	—	—	—
Other investments	—	—	—	—

Total non-mortgage backed debt securities	66,679	6,060,310	46,133	2,455,450
Mortgage backed securities	40,156	2,438,904	121,166	2,529,801
Equity securities	—	—	—	—

Total	$106,835	$8,499,214	$167,299	$4,985,251

	December 31, 2004
	Less Than Twelve Months		More Than Twelve Months
	Unrealized	Estimated	Unrealized	Estimated
Securities Available for Sale	Losses	Market Value	Losses	Market Value
Non-mortgage backed debt securities of :
U.S. Treasury obligations	$13,800	$1,736,200	$—	$—
U.S. Agencies	—	—	—	—
State and Political subdivisions	—	—	—	—
Other investments	—	—	—	—

Total non-mortgage backed debt securities	13,800	1,736,200	—	—
Mortgage backed securities	—	—	87,748	3,353,459
Equity securities	—	—	—	—

Total	$13,800	$1,736,200	$87,748	$3,353,459

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2005, thirty-one debt securities have unrealized losses with aggregate depreciation of 1.99% from the Corporation’s amortized cost basis. These unrealized losses relate principally to the market rates fluctuation in the last 2-1/2 years. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
C.	LOANS

The following is a summary of the loan portfolio by principal categories at December 31, 2005 and 2004:

	December 31,
	2005	2004
Commercial	$16,682,001	$15,682,282
Real estate — Commercial	27,770,477	27,691,956
Real estate — Construction	44,288,450	34,560,618
Real estate — Mortgage	28,142,404	21,980,999
Installment loans to individuals	5,926,461	6,759,979

Total Loans	122,809,793	106,675,834
Less:
Unearned discount	—	—
Allowance for loan losses	(1,680,541)	(1,253,685)

Loans, net	$121,129,252	$105,422,149

Overdrafts included in loans were $14,170 and $6,262 at December 31, 2005 and 2004, respectively.

D.	ALLOWANCE FOR LOAN LOSSES

A summary of changes in allowance for loan losses of the Company for the years ended December 31, 2005, 2004 and 2003 is as follows:

	December 31,
	2005	2004	2003
Beginning balance	$1,253,685	$1,107,357	$922,716
Add — provision for possible loan losses	438,000	470,000	270,000

Subtotal	1,691,685	1,577,357	1,192,716

Less:
Loans charged off	164,878	425,500	167,543
Recoveries on loans previously charged off	(153,734)	(101,828)	(82,184)

Net loans charged off	11,144	323,672	85,359

Balance, end of year	$1,680,541	$1,253,685	$1,107,357

          Information relating to non-accrual loans is as follows:

	December 31,
	2005	2004
Total non-accrual loans	$—	$197,000
Total loans past-due ninety days or more and still accruing	$883	$28,000

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
E.	BANK PREMISES AND EQUIPMENT

The following is a summary of asset classifications and depreciable lives for the Bank as of December 31, 2005 and 2004.

	December 31,
	Useful
	Lives
	(Years)	2005	2004
Land		$1,748,373	$440,666
Banking house and improvements	8-40	2,008,933	1,293,330
Furniture, fixtures and equipment	5-10	1,305,945	980,570
Automobile	5	49,196	49,196
Construction in process		29,554	313,179

Total		5,142,001	3,076,941
Less — accumulated depreciation		(1,097,479)	(888,064)

Bank premises and equipment, net		$4,044,522	$2,188,877

Depreciation included in operating expenses amounted to $209,414, $163,180 and $169,276 in 2005, 2004 and 2003, respectively.

F.	CASH VALUE OF LIFE INSURANCE

During the year ended December 31, 2003, the Bank purchased life insurance policies on the Bank’s then executive officers. The cash value of these policies was $2,201,032 and $2,108,248 at December 31, 2005 and 2004, respectively. Income earned on the cash surrender value of these policies was $92,784 and $92,884 for the year ended December 31, 2005 and 2004, respectively.

G.	DEPOSITS

The aggregate amount of time deposits exceeding $100,000 and deposit liabilities in NOW accounts are as follows:

	December 31,
	2005	2004
Time deposits exceeding $100,000	$30,840,682	$26,726,313
NOW Accounts	$14,022,620	$11,626,048
          At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$36,766,000
2007	13,581,000
2008	4,642,000
2009	2,094,000
2010 and thereafter	6,897,000

Total time deposits	$63,980,000

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
H.	JUNIOR SUBORDINATED DEBENTURES

On March 29, 2005, the Company issued through a Delaware statutory trust subsidiary, Citizens Effingham Trust I (“the Trust”), $3,000,000 of trust preferred securities that qualify as Tier I capital under Federal Reserve Board guidelines within certain limitations. The Company owns all of the common securities of the Trust. The proceeds from the issuance of common and trust preferred securities were used by the Trust to purchase $3,093,000 of junior subordinated debentures of the Company, which carry a floating rate of interest adjusted ever three months to the London Interbank Offered Rate (“LIBOR”) plus 1.90%. At December 31, 2005 the LIBOR rate was 4.82%. Of the proceeds received by the Company from the sale of the junior subordinated debentures to the Trust, $93,000 was used for the common securities of the Trust and $3,000,000 was used to strengthen the capital position of the Bank to accommodate current and future growth. The debentures and related accrued interest represent the sole assets of the Trust.

The trust preferred securities accrue and pay distributions quarterly, at an interest rate equal to LIBOR plus 1.90%. The Company has entered into contractual agreements which, taken collectively, fully and unconditionally guarantee repayment of accrued and unpaid distributions required to be paid on the trust preferred securities, the redemption price with respect to any trust preferred securities called for redemption by the Trust, and payments dues upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust.

In accordance with FASB Interpretation No. 46, the Trust is not consolidated with the Company. Accordingly, the Company does not report the securities issued by the Trust as liabilities, and instead reports as liabilities the junior subordinated debentures issued by the Company and held by the Trust, as these are no longer eliminated in consolidation. The trust preferred securities are recorded as junior subordinated debentures on the balance sheets, but subject to certain limitations qualify for Tier I capital for regulatory capital purposes.

I.	OTHER BORROWINGS

The Bank had a line of credit for federal funds purchased of $6,000,000 with two correspondent institutions as of December 31, 2005. The Bank had $-0- advanced on these lines as of December 31, 2005 and 2004.

The Bank had $1,950,000 advanced from the Federal Home Loan Bank (FHLB) at December 31, 2005, and 2004. The Bank has approved credit availability with the FHLB of $15,436,398. The Bank’s first liens on 1 to 4 family real estate loans were pledged to FHLB as collateral in the event the Bank requests future advances. The advance of $1,950,000 bearing interest at 3.21% is due October 22, 2007. Principal is due at maturity on all advances with interest paid monthly.

The Bank is required to maintain a minimum investment in FHLB stock of $306,500 while the advance agreement is in effect.

J.	INCOME TAXES

The provision for income taxes for the year ended December 31, 2005, 2004 and 2003 are as follows:

	Years Ended December 31
	2005	2004	2003
Current tax expense	$1,495,909	$864,132	$604,300
Deferred tax benefit	(139,295)	(6,982)	(13,106)

Net provision for income taxes	$1,356,614	$857,150	$591,194

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
Deferred income taxes are reflected for certain timing differences between book and taxable income and will be reduced in future years as these timing differences reverse. The reasons for the difference between the actual tax expense and tax computed at the federal income tax rate are as follows:

	Years Ended December 31
	2005	2004	2003
Tax on pretax income at statutory rate	$1,294,718	$836,338	$585,231
State income tax, net of federal tax benefit	114,068	61,767	37,980
Non-deductible business meals and entertainment	946	847	1,050
Non-deductible interest expense related to tax-exempt income	2,264	1,295	4,965
Non-deductible social club dues	—	2,139	2,139
Capital loss carryforward	—	(2,112)	—
Tax-exempt interest income	(2,805)	(2,805)	(2,805)
Tax-exempt life insurance income	(31,547)	(31,581)	—
Effect of deferred tax attributes	(21,030)	(8,738)	(37,366)

Total	$1,356,614	$857,150	$591,194

Net effective tax rate	35.6%	34.8%	34.3%

The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax liabilities (assets) are as follows:

	Years Ended December 31
	2005	2004	2003
Deferred Income Tax Assets:
Unrealized losses on securities available for sale	$92,492	$17,105	$—
Capital loss carryforward	—	2,112	—
Provision for loan losses	519,616	372,879	349,007
Organizational costs	—	—	—

Total deferred tax assets	612,108	392,096	349,007

Deferred Income Tax Liabilities:
Depreciation	(127,983)	(114,596)	(99,356)
Unrealized gains on available for sale securities	—	—	(36,278)

Total deferred tax liabilities	(127,983)	(114,596)	(135,634)

Net deferred tax asset	$484,125	$277,500	$213,373

K.	RETIREMENT PLANS

During the year ended December 31, 2000, the Company established a 401(k)-plan covering substantially all of its employees meeting age and length-of-service requirements. Matching contributions to the plan are at the discretion of the Board of Directors, and amounted to $49,782, $27,744 and $25,409 for the years ended December 31, 2005, 2004 and 2003, respectively. Retirement plan expenses for administrative fees charged to operations amounted to $2,990, $2,528 and $1,569 for 2005, 2004 and 2003, respectively. The Company made a profit sharing contribution of $53,628, $50,000 and $38,597 for the years ended December 31, 2005, 2004 and 2003, respectively.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
L.	LIMITATION ON DIVIDENDS

The Board of Directors of any state -chartered bank in Georgia may declare and pay cash dividends on its outstanding capital stock without any request for approval of the Bank’s regulatory agency if the following conditions are met:
1)	Total classified assets at the most recent examination of the bank do not exceed eighty (80) percent of equity capital.

2)	The aggregate amount of dividends declared in the calendar year does not exceed fifty (50) percent of the prior year’s net income.

3)	The ratio of equity capital to adjusted total assets shall not be less than six (6) percent.
As of January 1, 2006, the amount available for dividends without regulatory consent was $1,296,437.
M.	FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank does require collateral or other security to support financial instruments with credit risk.

Contract or
Notional Amount
Financial instruments whose contract amount represent credit risk:
Commitments to extend credit	$25,838,000
Standby letters of credit	1,353,943

Total	$27,191,943

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. All letters of credit are due within one year of the original commitment date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
N.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.
O.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has direct and indirect loans outstanding to or for the benefit of certain executive officers and directors. These loans were made on substantially the same terms as those prevailing, at the time made, for comparable loans to other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

The following is a summary of activity during 2005 with respect to such loans to these individuals:

Balances at December 31, 2004	$944,841
New loans	1,779,362
Repayments	(1,992,711)

Balances at December 31, 2005	$731,492

The Bank also had deposits from these related parties of approximately $3,837,693 at December 31, 2005.

P.	DISCLOSURES RELATING TO STATEMENT OF CASH FLOWS

Interest and Income Taxes — Cash paid during the period for interest and income taxes was as follows:

	Years Ended December 31,
	2005	2004	2003
Interest on deposits and borrowings	$2,787,334	$1,757,881	$2,178,951

Income taxes, net	$1,563,663	$829,000	$641,700

Other Noncash Transactions — Noncash transactions relating to investing and financing activities were as follows:

	Years Ended December 31,
	2005	2004	2003
Changes in unrealized gain/loss on investments	$(146,340)	$(103,627)	$(125,716)

Transfer of loans to other real estate and other assets	$357,091	$400,315	$—

Q.	FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheets, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Bank’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered as representative of the liquidation value of the Bank, but rather a good- faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination, or issuance.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
Cash and Short-Term Investments — For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.
Investment Securities Held to Maturity and Securities Available for Sale — Fair values for investment securities are based on quoted market prices.
Loans and Mortgage Loans Held for Sale — The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.
Deposit Liabilities — The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.
Federal Funds Purchased — The carrying value of federal funds purchased approximates their fair value.
FHLB Advances — The fair value of the Bank’s fixed rate borrowings are estimated using discounted cash flows, based on Bank’s current incremental borrowing rates for similar types of borrowing arrangements.
Long-Term Debt and Convertible Subordinated Debentures — Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.
Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written — Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.
Limitations — Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
The carrying amount and estimated fair values of the Bank’s financial instruments at December 31, 2005 and 2004 are as follows:

	December 31,
	2005		2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and short-term investments	$9,888,666	$9,888,666	$7,959,126	$7,959,126
Securities available for sale	14,737,959	14,737,959	8,903,137	8,903,137
Loans	122,809,793	124,125,769	106,675,834	106,787,686
Liabilities:
Deposits	137,083,408	136,866,017	116,077,382	115,995,653
Unrecognized financial instruments:
Commitments to extend credit	25,838,000	25,838,000	17,945,079	17,945,079
Standby letters of credit	1,353,943	1,353,943	398,998	398,998
R.	CREDIT RISK CONCENTRATION

The Bank grants agribusiness, commercial and residential loans to customers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on the area’s economic stability. The primary trade area for the Bank is that area within 50 miles in each direction.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit in excess of the legal lending limit to any single borrower or group of related borrowers.

The Bank maintains its cash balances in one financial institution. Accounts at the financial institution are secured by The Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate to $549,327 at December 31, 2005.

S.	OPERATING EXPENSES

Components of other operating expenses greater than 1% of total interest income and other income for the periods ended December 31, 2005, 2004 and 2003 are:

	Years Ended December 31,
	2005	2004	2003
Data processing services	$101,629	$172,774	$159,969
Supplies, postage and printing	101,327	82,681	77,530
Equipment service	69,318	75,079	76,278
ATM expense	91,401	82,568	83,125
Directors fees	73,500	75,600	75,940

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
T.	STOCK OPTION PLAN

The Bank granted stock options to President / CEO Michael T. Lee to purchase an aggregate of 3,000 shares of the Bank’s common stock as part of Mr. Lee’s employment contract in 2002. Grants occur in one year increments for a five-year period beginning November 1, 2002. The exercise price of the initial grant issued in 2002 was $25 per share. Subsequent grants from 2003 through 2006 have exercise prices equal to the lesser of 1) 1.8 times the book value per share of common stock at the grant date or, 2) the average selling price of the previous three stock sales occurring prior to the grant date. All options are fully vested at the grant date and expire five years after the grant date. The options are not transferable. No options have been exercised to date.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31,
	2005	2004	2003
Dividend yield	1.33%	1.43%	0.00%
Expected life	5 years	5 years	5 years
Expected volatility	9.56%	9.56%	9.56%
Risk-free interest rate	4.51%	3.60%	3.22%
A summary of the status of the Bank’s stock option plan is presented below:

	December 31,
	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	2,000	$27.79	1,500	$25.67	1,000	$25.00
Granted	500	41.16	500	34.14	500	27.00
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding at end of year	2,500	$30.46	2,000	$27.79	1,500	$25.67

Options exercisable at year-end	2,500	$30.46	2,000	$27.79	1,500	$25.67

Weighted-average fair value of options granted during the year	$9.66		$5.10		$4.69

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
U.	REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2005, the most recent notification from the State Department of Banking and Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
The Bank’s actual capital amounts and ratios are presented in the following table.

						To Be Well Capitalized
			For Capital			Under Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
December 31, 2005

Total Risk-Based Capital To (Risk-Weighted Assets)	$16,425,000	12.70%	$10,346,457	≥	8.0%	$12,933,071	≥	10.0%

Tier I Capital To (Risk-Weighted Assets)	14,808,000	11.45%	5,173,100	≥	4.0%	7,759,651	≥	6.0%

Tier I Capital To (Average Assets)	14,808,000	9.85%	6,013,401	≥	4.0%	7,516,751	≥	5.0%

December 31, 2004

Total Risk-Based Capital To (Risk-Weighted Assets)	$10,971,000	9.99%	$8,785,586	≥	8.0%	$10,981,982	≥	10.0%

Tier I Capital To (Risk-Weighted Assets)	9,717,000	8.85%	4,391,864	≥	4.0%	6,587,797	≥	6.0%

Tier I Capital To (Average Assets)	9,717,000	7.73%	5,028,202	≥	4.0%	6,285,252	≥	5.0%
V.	SEGMENT REPORTING

Reportable segments are strategic business units that offer different products and services. Reportable segments are managed separately because each segment appeals to different markets and, accordingly, require different technology and marketing strategies.

The Company and its subsidiary do not have any separately reportable operating segments. The entire operations of the Company are managed as one operation.

CITIZENS EFFINGHAM BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2005
W . QUARTERLY DATA — UNAUDITED

	Unaudited Quarterly Data
	Years Ended December 31
	2005				2004
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest and dividend income	$2,795,219	$2,562,140	$2,344,583	$2,071,031	$1,900,512	$1,674,954	$1,579,174	$1,475,011
Interest expense	(967,845)	(828,007)	(697,046)	(576,874)	(523,147)	(441,179)	(418,046)	(433,916)

Net interest income	1,827,374	1,734,133	1,647,537	1,494,157	1,377,365	1,233,775	1,161,128	1,041,095
Provision for loan losses	(60,000)	(126,000)	(126,000)	(126,000)	(180,000)	(110,000)	(90,000)	(90,000)

Net interest income after provision for loan loss	1,767,374	1,608,133	1,521,537	1,368,157	1,197,365	1,123,775	1,071,128	951,095
Noninterest income (charges)	233,902	245,814	252,680	218,407	227,723	205,819	208,949	196,627
Noninterest expenses	(1,031,845)	(891,403)	(767,538)	(717,224)	(702,595)	(669,996)	(708,868)	(642,214)

Income before income taxes	969,431	962,544	1,006,679	869,340	722,493	659,598	571,209	505,508
Provision for income taxes	(333,294)	(361,395)	(357,123)	(304,802)	(256,624)	(230,498)	(230,230)	(139,798)

Net Income	$636,137	$601,149	$649,556	$564,538	$465,869	$429,100	$340,979	$365,710

Earnings per common share:
Basic	1.24	1.17	1.27	1.10	0.91	0.84	0.67	0.71

Diluted	1.24	1.17	1.27	1.10	0.91	0.84	0.67	0.71

X.	CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

Condensed parent company financial information on Citizens Effingham Bancshares, Inc., is as follows:
               BALANCE SHEETS

	As of December 31,
	2005	2004
Assets
Cash in subsidiary	$94,768	$63,961
Investment in subsidiary, at equity in underlying net assets	14,629,847	9,683,771
Other assets	171,866	—

Total Assets	$14,896,481	$9,747,732

Liabilities
Junior subordinated debentures	$3,093,000	$—
Accrued interest payable	7,518	—
Other liabilities	87,415	37,024

Total liabilities	3,187,933	37,024

Shareholders’ Equity
Common stock, $1 par value; authorized 1,000,000 shares, issued and outstanding 512,000 shares	512,000	512,000
Additional paid-in capital surplus	4,608,000	4,608,000
Retained earnings	6,768,092	4,623,912
Accumulated other comprehensive loss	(179,544)	(33,204)

Total shareholders’ equity	11,708,548	9,710,708

Total Liabilities and Shareholders’ Equity	$14,896,481	$9,747,732

STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended December 31,
	2005	2004	2003
Revenues
Dividend income	$504,081	$256,000	$—

Expenses
Interest expense	128,043	—	—
Other	86,749	20,487	39,835

Total expenses	214,792	20,487	39,835

Income (Loss) Before Taxes and Equity Income of Subsidiary	289,289	235,513	(39,835)
Benefit of income taxes	69,675	6,665	18,569

Income (Loss) Before Equity Income of Subsidiary	358,964	242,178	(21,266)
Equity in undistributed income of subsidiary	2,092,416	1,360,480	1,151,340

Net Income	2,451,380	1,602,658	1,130,074
Retained Earnings, Beginning	4,623,911	3,277,253	2,147,179
Cash dividends	(307,199)	(256,000)	—

Retained Earnings, Ending	$6,768,092	$4,623,911	$3,277,253

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:

Net income	$2,451,380	$1,602,658	$1,130,074
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed income of subsidiary	(2,092,416)	(1,360,480)	(1,151,340)
Net change in operating assets and liabilities:
Accrued income and other assets	(171,867)	46,244	(33,702)
Accrued expenses and other liabilities	57,909	15,078	17,443

Net cash provided by (used in) operating activities	245,006	303,500	(37,525)

Cash flows from investing activities:
Capital injection in subsidiary	(3,000,000)	—	—

Net cash used in financing activities	(3,000,000)	—	—

Cash flows from financing activities:
Proceeds from issuance of junior subordinated debentures	3,093,000	—	—
Cash dividends paid	(307,199)	(256,000)	—

Net cash provided by (used in) financing activities	2,785,801	(256,000)	—

Net increase (decrease) in cash and cash equivalents	30,807	47,500	(37,525)
Cash and cash equivalents at beginning of year	63,961	16,461	53,986

Cash and cash equivalents at end of year	$94,768	$63,961	$16,461

ITEM 6.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION
Critical Accounting Policies
We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2005 which are included in this Annual Report on Form 10-KSB.
Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.
We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.
FINANCIAL CONDITION
General
Total assets of $154,448,433 at December 31, 2005 are an increase of 20.6 percent from $128,078,357 at December 31, 2004. At December 31, 2005, total deposits had increased 18.1 percent to $137,083,408 from $116,077,382 at December 31, 2004. Total loans increased 14.9 percent to $121,129,252 from $105,422,149 at December 31, 2004. This represented a loan to deposit ratio at December 31, 2005 of 88.4 percent compared to 90.8 percent at December 31, 2004. Earning assets represented approximately 90.9 percent and 93.7 percent of total assets at December 31, 2005 and 2004, respectively.
Capital
At December 31, 2005, the Bank’s capital position was well in excess of FDIC guidelines to meet the definition of “capital adequacy.” Based on the level of the Bank’s risk weighted assets at December 31, 2005, the Bank had $6.1 million more capital than necessary to satisfy the “capital adequacy” criteria.
At December 31, 2004, the Bank’s capital position was well in excess of FDIC guidelines to meet the definition of “capital adequacy.” Based on the level of the Bank’s risk weighted assets at December 31, 2004, the Bank had $2.2 million more capital than necessary to satisfy the “capital adequacy” criteria.

Liquidity
The Bank’s internal and external liquidity resources are considered by management to be adequate to handle expected growth and normal cash flow demands from existing deposits and loans. Traditional sources of liquidity include asset maturities and growth in core deposits. Investment securities provide an available means of raising cash, with limited loss, if liquidity needs arise. At December 31, 2005, the Bank held $14,737,959 in investment securities available for sale. The Bank had no securities classified as held to maturity as of December 31, 2005. The Bank was in a federal funds sold position at December 31, 2005 and 2004.
Current deposits provide the primary liquidity resource for loan disbursements and Bank working capital. The Bank expects earnings from loans and investments and other banking services, as well as the current loan to deposit position, to provide sufficient liquidity for both the short- and long-term. The Bank intends to manage its loan growth such that deposit flows will provide the primary funding for all loans as well as cash reserves for working capital and short- to intermediate-term marketable investments.
The Bank has established a Federal Funds line of credit with two correspondent banks, which totals $6,000,000. This line is unsecured and is designed to provide the Bank with short-term liquidity. The Bank had $-0- advanced on these lines as of December 31, 2005 and 2004.
On September 25, 2002, the Federal Home Loan Bank of Atlanta, Georgia confirmed that they had established a Credit Availability for the Bank at 10 percent of the Bank’s total assets. For purposes of Credit Availability, total assets would be based on the most recent quarterly financial information submitted by the Bank to the appropriate regulatory agency. As of December 31, 2005 and 2004, the Bank had $1,950,000 extended against this Credit Availability. The advance of $1,950,000 bears interest at 3.21 percent and is due on October 22, 2007.
RESULTS OF OPERATION
General
The Company’s results of operations are determined by its abilities to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income, and to control noninterest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, its ability to generate interest income depends upon obtaining an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities. Thus, a key performance measure for net interest income is the interest margin or net yield, which is taxable-equivalent net interest income divided by average earning assets.
For the years ended December 31, 2005 and 2004, the Company had net income of $2,451,380 ($4.79 per share) and $1,602,658 ($3.13 per share), respectively. Net income increased in 2005 as compared to 2004 because of increases in net interest income, and noninterest income exceeded increases in noninterest expense. Net interest income increased by 39.3 percent and noninterest income increased 13.3 percent during 2005 versus 2004 while noninterest expense increased by 25.2 percent during the same period. Net income was adversely affected during 2005 as the Company opened a new branch office in June 2005.

Interest Income/ Interest Expense
Total interest income increased by $3,143,322 or 47.4 percent to $9,772,973 for the year ended December 31, 2005 as compared to 2004. This increase was primarily attributable to the increase in market interest rates and the increase in interest-earning assets during 2005. Average interest-earning assets increased by $25,332,000 to $134,660,000 in 2005 and the yield on the interest-earning assets increased to 7.26 percent in 2005 from 6.06 percent in 2004.
Interest expense increased by $1,253,484 or 69.0 percent to $3,069,772 for the year ended December 31, 2005 as compared to 2004. This increase was primarily attributable to the rising market interest rates during 2005 and the increase in interest-bearing liabilities during 2005. Average interest-bearing liabilities increased by $20,167,000 to $111,391,000 in 2005 and the cost of the interest-bearing funds increased to 2.76 percent in 2005 from 1.99 percent in 2004.
Net interest income increased by $1,889,838, or 39.3 percent, during 2005 as compared to 2004. Net interest income increased because the average balance of interest-earning assets increased more than the average balance of interest-bearing liabilities. The net interest spread was 4.50 percent in 2005 as compared to 4.07 percent in 2004 due to interest rates on interest-earning assets increasing at a faster rate than rates on interest-bearing liabilities.
Asset Quality
The provision for loan losses for the years ended December 31, 2005 and 2004 was $438,000 and $470,000, respectively. Total charge-offs were $164,878 and $425,500 for the years ended December 31, 2005 and 2004, respectively, and were related to the Bank’s consumer and commercial portfolios. At December 31, 2005 and 2004 the Bank had $883 and $28,000 loans past due 90 days or more, respectively. Also at December 31, 2005 and 2004, the Bank had $0 and $197,000 loans on nonaccrual status. The allowance for loan losses at December 31, 2005 and 2004 was $1,680,541 and $1,253,685, respectively. This represents 1.37 percent and 1.18 percent of total loans at December 31, 2005 and 2004, respectively.
Management takes a number of factors into consideration when determining the additions to be made to the loan loss allowance. Additions to the reserve are primarily based on maintaining a ratio of the allowance for loan losses to total loans in a range of 1.00 percent to 1.50 percent. This is based on national peer group ratios and Georgia ratios that reflect average ratios of 1.19 percent (national peer) and 1.39 percent (Georgia). Under this methodology, charge-offs will increase the amount of additions to the allowance and recoveries will reduce additions.

In addition, management performs an on-going loan review process. All new loans are risk rated under loan policy guidelines. On a monthly basis, the composite risk ratings are evaluated in a model that assesses the adequacy of the current allowance for loan losses, and this evaluation is presented to the board of directors each month. Large loans are reviewed periodically. Risk ratings may be changed if it appears that new loans may not have received the proper initial grading or, if on existing loans, credit conditions have improved or worsened.
The Bank’s policy is to place loans on nonaccrual status when it appears that the collection of principal and interest in accordance with the terms of the loan is doubtful.
Noninterest Income
Noninterest income for the years ended December 31, 2005 and 2004 was $950,803 and $839,118, respectively. This consisted primarily of service charges on deposit accounts, which were $433,510 and $456,483 for the years ended December 31, 2005 and 2004, respectively, and miscellaneous service fees which were $396,409 and $276,928 for the years ended December 31, 2005 and 2004, respectively. Service charges on deposit accounts are evaluated annually against service charges from other banks in the local market and against the Bank’s own cost structure in providing the deposit services. This income should increase with the growth in the Bank’s demand deposit account base.
Noninterest Expense
Noninterest expense for the years ended December 31, 2005 and 2004 was $3,408,010 and $2,722,673, respectively. This consisted primarily of salaries and benefits, which were $1,834,916 and $1,411,208 for the years ended December 31, 2005 and 2004, respectively. The increase in noninterest expense was a direct result of opening a new branch office in Guyton, Georgia in June 2005.
Other major noninterest expenses included:

	2005	2004
Professional Services	$111,126	$86,942
Data Processing Services	101,629	172,774
Supplies, Postage and Printing	101,327	82,681
Equipment Service	69,318	75,079
ATM Expenses	91,401	82,568
Directors’ Fees	73,500	75,600

INTEREST RATE SENSITIVITY
The objective of interest rate sensitivity management is to minimize the effect of interest rate changes on net interest margin while maintaining net interest income at acceptable levels. The Company attempts to accomplish this by structuring the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in the repricing opportunities at any time constitute interest rate sensitivity. An indicator of interest rate sensitivity is the difference between interest rate sensitive assets and interest rate sensitive liabilities. This difference is known as the interest rate sensitivity gap.
The Bank’s interest rate sensitivity position at December 31, 2005 is set forth in the table below:

	0-90	91-365	Over 1 Year	Over
	Days	Days	thru 5 Years	5 Years

Interest Rate Sensitive Assets (Amounts in thousands)
Loans	$107,788	$3,421	$11,452	$149
Securities	—	2,488	9,012	3,238
FHLB Stock	344	—	—	—
Federal Funds Sold	3,844	—	—	—
Other	385	—	—	93

Total Interest Rate Sensitive Assets	$112,361	$5,909	$20,464	$3,480

Interest Rate Sensitive Liabilities (Amounts in thousands)
Interest-Bearing Demand Deposits	$—	$—	$—	$14,023
Savings and Money Market Deposits	2,916	—	—	32,913
Time Deposits	8,848	32,460	25,138	—
Junior Subordinated Debentures	—	—	—	3,093
Other Borrowings	—	—	1,950	—

Total Interest Rate Sensitive Liabilities	$11,764	$32,460	$27,088	$50,029

Interest Rate Sensitivity GAP	$100,597	$(26,551)	$(6,624)	$(46,549)

Cumulative Interest Rate Sensitivity GAP	$100,597	$74,046	$67,422	$20,873

Cumulative GAP as a Percent of Total Assets at December 31, 2005	65.13%	47.94%	43.65%	13.51%

Cumulative GAP as a Percent of Total Assets at December 31, 2004	64.83%	48.55%	43.37%	15.81%

The interest rate sensitivity table presumes that all loans and securities will perform according to their contractual maturities when, in many cases, actual loan terms are much shorter that the original terms and securities are subject to early redemption. In addition, the table does not necessarily indicate the impact of general interest rate movements on net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and customer needs. The Bank monitors and adjusts its exposure to interest rate risks within specific policy guidelines based on its view of current and expected market conditions.

It is the policy of the Bank to include money market and NOW accounts in the over five-year repricing period in calculating cumulative gap. This methodology is based on the Bank’s experience that these deposits represent “core” deposits of the Bank and the repricing of these deposits does not move with the same magnitude as general market rates. The Bank’s rates for these deposits are consistently in the mid-range for the market area and this has not had an adverse effect on the Bank’s ability to maintain these deposit accounts. The Bank believes that placing these deposits in an earlier repricing period would force the Bank to inappropriately shorten its asset maturities to obtain the targeted gap range. This would leave the Bank exposed to falling interest rates and unnecessarily reduce its net interest margin.
At December 31, 2005, the above gap analysis indicates a positive cumulative gap position through the one-year time interval of $74,046,000. A positive gap position indicates that the Company’s rate sensitive assets will reprice faster than its rate sensitive liabilities, with 36 percent of rate sensitive liabilities and 83 percent of rate sensitive assets repricing within one year. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market rates. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If repricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

PROXY
CITIZENS EFFINGHAM BANCSHARES, INC.
SPECIAL MEETING OF SHAREHOLDERS
The undersigned hereby constitutes and appoints Harry H. Shearouse and Michael T. Lee, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Citizens Effingham Bancshares, Inc. (“Citizens Effingham”), which the undersigned would be entitled to vote if personally present at the Special meeting of Shareholders to be held on September 12, 2006, at 802 South Laurel Street, Springfield, Georgia 31329 at 5:30p.m. local time, and at any adjournment or postponement thereof (the “Special meeting”) upon the proposal described in the Proxy Statement and the Notice of Special meeting of Shareholders, dated August 10, 2006, the receipt of which is acknowledged in the manner specified below.
1.	To vote on the Articles of Amendment providing for the Reclassification of each share of Citizens Effingham common stock held by record holders of 500 or fewer shares into one share of Series A Preferred Stock.

☐	FOR	☐	AGAINST	☐	ABSTAIN
2.
In the discretion of the proxies on such other matters that are unknown to Citizens Effingham’s board of directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Special meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO CITIZENS EFFINGHAM’S BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.
Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
DATED:___, 2006

Signature

Signature if held jointly
THIS PROXY IS SOLICITED BY CITIZENS EFFINGHAM’S BOARD OF DIRECTORS AND
MAY BE REVOKED PRIOR TO ITS EXERCISE.
Optional:       I ___do ___do not plan to attend the Special meeting.